SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Commission File Number ____________

THE AMERICAN ENERGY GROUP, LTD.
(Exact name of small Business Issuer as specified in its charter)

NEVADA	87-0448843
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
1311
(Primary Standard Industrial Classification Code)
1 Gorham Island Suite 303
Westport, Connecticut	06880
(Address of principal executive offices)	(Zip Code)

(203) 222-7315
Issuer’s telephone number, including area code

120 Post Road West, Suite 202
Westport, Connecticut 06880
Former address of principal executive offices

PIERCE ONTHANK
CHIEF EXECUTIVE OFFICER AND PRESIDENT
THE AMERICAN ENERGY GROUP, LTD.
1 GORHAM ISLAND, SUITE 303
WESTPORT, CONNECTICUT 06880

Copies to:

JAMES M. HUGHES
1777 N.E. LOOP 410, SUITE 1500
SAN ANTONIO, TEXAS 78217
(210) 821-5900

ROBERT D. AXELROD, ESQ.
AXELROD, SMITH & KIRSHBAUM, P.C.
5300 MEMORIAL DRIVE, SUITE 700
HOUSTON, TEXAS 77007
(713) 861-1996

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of Registration Fee (2)
Common Stock, $.001 par value (3)	2,323,529	$1.70	$3,950,000	$422.73
Common Stock, $.001 par value/ Underlying Warrants (4)	3,867,326	$1.33	$5,147,454	$550.70

TOTAL	6,190,855	N/A	$9,097,454	$973.43

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Act”), this registration statement also covers any additional shares of common stock which may become issuable under by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the consideration which results in an increase in the number of registrant’s outstanding shares of common stock.

(2)	This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457 under the Securities Act of 1933, as amended.
(3)	Shares of Common Stock issued to selling stockholders.
(4)	Represents shares issuable upon the exercise of warrants with exercise prices ranging from $0.75 to $1.70 and an average weighted exercise price of $1.33 per share.

DELAYING AMENDMENT UNDER RULE 473(A): The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

The information in this prospectus is subject to completion or amendment. The securities covered by this prospectus cannot be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED AUGUST 4, 2006

THE AMERICAN ENERGY GROUP, LTD.
6,190,855 SHARES OF COMMON STOCK

This prospectus relates to the offering for resale of up to 2,323,529 shares of our common stock, $0.001 par value (“Common Stock”) currently held by certain selling stockholders and 3,867,326 shares of common stock underlying the warrants currently held by certain selling stockholders. For a list of the selling stockholders, please see "Selling Stockholders." We are not selling any shares of our Common Stock in this offering and therefore will not receive any proceeds from the sale thereof. We may, however, receive proceeds upon the exercise of the warrants held by certain selling stockholders for which we are registering the underlying shares if such warrants are exercised and paid for. We will bear all expenses, other than selling commissions and fees of the selling stockholders, in connection with the registration and sale of the shares being offered by this prospectus.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our Common Stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Our Common Stock currently trades in the Over the Counter Bulletin Board under the symbol "AEGG." On June 30, 2006, the last reported sales price of our Common Stock was $1.45 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISKS. PLEASE REFER TO THE "RISK FACTORS" BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS ______________ ____, 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	2
CAUTIONARY STATEMENT CONCERNING
FORWARD LOOKING STATEMENTS	10
BUSINESS	12
LEGAL PROCEEDINGS	21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION	23
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	27
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE	28
USE OF PROCEEDS	28
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	29
SECURITY OWNERSHIP OF CERTAIN
BENEFICAL OWNERS AND MANAGEMENT	32
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	33
SELLING STOCKHOLDERS	34
PLAN OF DISTRIBUTION	36
DESCRIPTION OF SECURITIES	38
INTEREST OF NAMED EXPERTS AND COUNSEL	39
EXPERTS	39
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES	39
WHERE YOU CAN FIND MORE INFORMATION	40
FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “”Where you can find more information” on page 40 in this prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms the “Company,” “we,” “us,” and “our” refer and relate to The American Energy Group, Ltd. and its consolidated subsidiaries.

The Company

The American Energy Group, Ltd. (formerly Belize-American Corp. International) (hereinafter the “Company” or “American Energy”) was organized in the State of Nevada under the name “Dim, Inc.” on July 21, 1987. The Company’s name was changed to “The American Energy Group, Ltd.” in 1994. Until our 2002 bankruptcy filing, we were an independent oil and natural gas company engaged in the exploration, development, acquisition and production of crude oil and natural gas properties in the Texas gulf coast region of the United States and in the Jacobabad area of the Republic of Pakistan.

While the bankruptcy proceedings were pending, our producing oil and gas leases in Fort Bend County, Texas were foreclosed by a secured lender. Our non-producing Galveston County, Texas oil and gas lease rights were not affected by the foreclosure. In November 2003, we sold the capital stock of our then existing subsidiary, Hycarbex-American Energy, Inc. (“Hycarbex”), which held the exploration license in Pakistan, to Hydro Tur (Energy) Ltd., a company organized under the laws of the Republic of Turkey (“Hydro Tur”). We retained an 18% overriding royalty interest in the production which may be derived in the future from drilling operations in the Yasin Concession (as discussed herein). We emerged from bankruptcy in January 2004 with these two assets intact and with our sole business being the maintenance and management of these assets.

In the future, the focus of our activities will continue to be the successful management of our royalty in the Yasin Concession, successful development or possible sale of our Galveston County, Texas assets, and further investment in other oil and gas opportunities in Pakistan, whether in the form of overriding royalties or working interests.

THE OFFERING

Outstanding Common Stock	29,867,705 shares (as of June 30, 2006).

Common Stock Offered
Up to 2,323,529 shares of common stock held by certain selling stockholders and 3,867,326 shares of common stock issuable upon the exercise of warrants, which warrants have an exercise price range of $0.75 to $1.70 per share (with a weighted average price of $1.33).

Offering Price	Determined at the time of sale by the selling stockholders.

Proceeds
We will not receive any proceeds from the sale of the common stock offered by the selling stockholders that may be sold pursuant to this prospectus. We will, however, receive proceeds of approximately $5,147,454 upon the exercise of and payment for the warrants held by certain selling stockholders for which we have registered the underlying shares, if all such warrants are exercised. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” herein.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our Common Stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occur, our business, financial condition or results of operations could be seriously harmed. The trading price of our Common Stock could, in turn, decline and you could lose all or part of your investment.

Risks Related to the Company

We may incur operating losses.

We may incur significant operating expenses and make relatively high capital expenditures as we develops our business and expand our sales and marketing capabilities. These operating expenses and capital expenditures initially may outpace revenues and result in significant losses.

Our limited history and prior bankruptcy proceedings make an evaluation of us and our future extremely difficult, and profits are not assured.

In view of our limited history in the oil and gas exploration business, our prior bankruptcy proceedings between June 2002 and January 2004, and the fact that we do not have a current revenue stream from operations, it may be difficult for investors to evaluate our business and prospects. Each investor must consider our business and prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. For our business plan to succeed, we must successfully undertake most of the following activities:

*	Find and acquire rights in attractive oil and gas properties including the ability to successfully negotiate with foreign governments to obtain these rights;
*	Develop or cause third parties to develop the oil and gas projects to a stage at which oil and gas are being produced in commercially viable quantities;
*	Procure purchasers of commercial production of oil and gas;
*	Comply with applicable laws and regulations;
*	Identify and enter into binding agreements with suitable joint venture partners for future projects;
*	Raise a sufficient amount of funds to continue acquisition, exploration and development programs;
*	Implement and successfully execute its business strategy;
*	Respond to competitive developments and market changes; and
*	Attract, retain and motivate qualified personnel.

There can be no assurance that we will be successful in undertaking any or all of such activities. A failure to undertake successfully most, if not all, of the activities described above could materially and adversely affect our business, prospects, financial condition and results of operations. In addition, there can be no assurance that exploration and production activities will produce oil and gas in commercially viable quantities, if any at all. There can be no assurance that sales of oil and gas production will generate significant revenues for a sustained period or that we will be able to achieve or sustain profitability in any future period.

The pricing of gas inside Pakistan is directly tied to an index with a ceiling price which could limit profitability.

The pricing of gas inside the Republic of Pakistan is directly linked to the international prices for crude oil and furnace oil. Prices are based upon a baseline of 1,000 British Thermal Units (“BTU”). If the gas which is sold has a BTU content which is less than or greater than 1,000 BTUs, the negotiated price is proportionately decreased or increased, respectively. Price ranges relating to the international prices for crude oil and furnace oil are set by the Pakistan Oil and Gas Regulatory Authority which has set a ceiling price of $36 per barrel for purposes of determining the gas prices, even if the international oil prices are trading higher. This ceiling price, if it remains in effect, could limit the profits which may be derived from the production and sale of gas.

We may experience potential fluctuations in results of operations.

Our future revenues may be affected by a variety of factors, many of which are outside our control, including (a) the success of project results; (b) swings in availability of services needed to implement projects and the pricing of such services; (c) a volatile oil and gas pricing market which may make certain projects that we undertake uneconomic; (d) the ability to develop infrastructure to accommodate growth; (e) the ability to attract new independent producers with prospects in a timely and effective manner; and (f) the amount and timing of operating costs and capital expenditures relating to establishing our business operations and infrastructure. As a result of our limited operating history and the emerging nature of our business plan, it is difficult to forecast revenues or earnings accurately, which may fluctuate significantly from quarter to quarter.

The trading price of the common stock entails additional regulatory requirements, which may negatively affect such trading price.

The trading price of our common stock is below $5.00 per share. As a result of this price level, trading in our common stock is subject to the requirements of certain rules promulgated under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock. As a consequence, the market liquidity of our common stock could be severely affected or limited by these regulatory requirements.

We incur significant costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these new rules and regulations are expected to make it more difficult and more expensive to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in fiscal 2007, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and the independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. The testing, or the subsequent testing by its independent registered public accounting firm, may reveal deficiencies in internal controls over financial reporting that are deemed to be material weaknesses. Compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. Currently, we do not have an internal audit group, and will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are unable to comply with the requirements of Section 404 in a timely manner, or if the independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of the stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Cumulative voting is not available to stockholders.

Cumulative voting in the election of directors is expressly denied in our Articles of Incorporation. Accordingly, the holder or holders of a majority of the outstanding shares of our common stock may elect all of our Directors. Management's large percentage ownership of the outstanding common stock helps enable them to maintain their positions as such and thus control of our business and affairs.

Management controls a significant percentage of our current outstanding common stock and their interests may conflict with those of our shareholders.

As of June 30, 2006, our directors and executive officers and their respective affiliates collectively and beneficially owned approximately 17.8% of the outstanding common stock, including all warrants exercisable within 60 days. This concentration of their voting interest gives the directors and executive officers substantial influence over any matters which require a shareholder vote, including, without limitation, the election of directors, even if their interests may conflict with those of other shareholders. It could also have the effect of delaying or preventing a change in control of or otherwise discouraging a potential acquirer from attempting to obtain control. This could have a material adverse effect on the market price of the common stock or prevent the shareholders from realizing a premium over the then prevailing market prices for their shares of common stock.

We may have conflicts of interest with key personnel.

Our key personnel may, from time to time, be engaged in activities which could be construed as a conflict of interest. Dr. Iftikhar Zahid, our Director and executive in charge of managing our assets in Pakistan, is a principal officer and a director of Hycarbex, our former subsidiary and the owner/operator of the Yasin Concession. A conflict could arise in the event that we have a future dispute with Hycarbex over royalty interest payment matters. Additionally, our key personnel may own non-Company oil and gas investments, and may sit on the board of directors of other oil and gas companies. It is possible that we may purchase oil and gas services from key personnel in the future.

We are dependent on key personnel.

Our future success is dependent, in a large part, on retaining the services of Mr. R. Pierce Onthank, Dr. Iftikhar Zahid, and other key management, the loss of any of which could have a material adverse effect on our operations. Mr. Onthank and Dr. Zahid each possess a unique and comprehensive knowledge of our industry. While neither Mr. Onthank nor Dr. Zahid have any present plans to leave or retire in the near future, the loss of either Mr. Onthank or Dr. Zahid could have a negative effect on our operating, marketing and financial performance if we are unable to find an adequate replacement with similar knowledge and experience within our industry. We do not maintain key-man life insurance with respect to any of our management or directors.

The policies toward foreign investment in Pakistan oil and gas exploration could change.

Future governmental enactments or changes to existing policies could impact our ownership or asset value. The royalty interest which we hold in the Yasin Concession, and other interests which we will seek to acquire in other concession opportunities, could be adversely affected by future regulatory and/or policy changes. Since the value of such interests is derived from the actual net proceeds of production, changes to the duration of the exploration license, applicable taxes or tariffs, or commodity purchase prices could significantly affect our interests in the region.

The issuance of additional authorized shares of our common and preferred stock or the exercise of stock options and warrants may dilute our investors and adversely affect the market for our common stock.

We are authorized to issue 80,000,000 shares of our common stock. As of June 30, 2006, there were 29,867,705 shares of common stock issued and outstanding. However, the total number of shares of our common stock issued and outstanding does not include shares reserved in anticipation of the conversion of notes or the exercise of options or warrants. As of June 30, 2006, we had outstanding warrants to purchase approximately 3,867,326 shares of our common stock, the exercise price of which range between $0.75 and $1.70 per share, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof. To the extent such options or warrants are exercised, the holders of our common stock will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

Possible or actual sales of a substantial number of shares of common stock by the selling stockholders in this offering could have a negative impact on the market price of our common stock. No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market would likely have a material adverse effect on prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

The exercise of the outstanding convertible securities will reduce the percentage of common stock held by our stockholders. Further, the terms on which we could obtain additional capital during the life of the convertible securities may be adversely affected, and it should be expected that the holders of the convertible securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such convertible securities. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution which may adversely affect the market.

In addition to our shares of common stock which may be issued without stockholder approval, we have 20,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors. We presently have no issued and outstanding shares of preferred stock and while we have no present plans to issue any shares of preferred stock, our Board of Directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

We are solely dependent upon capital from outside sources.

Due to the present lack of a revenue stream from business operations, we do not currently have the financial resources to develop all of our currently identified projects and to sustain our administrative overhead. Revenues from the successful Haseeb No. 1 Well will not be available until Hycarbex connects to the available pipeline. There is no assurance that capital will be available in the future to us or that capital will be available under terms acceptable to us. Depending upon our needs and the timing of pipeline connection, we may need to raise additional capital, either through the sale of equity securities (which could dilute the existing stockholders' interest) or from borrowings from third parties (which could result in assets being pledged as collateral and which would increase our debt service requirements). Additional capital could be obtained from a combination of funding sources, many of which could have a material adverse effect on our business, results of operations and financial condition.

We, and the operators of projects in which we participate, depend on industry vendors and may not be able to obtain adequate services.

Though our oil and gas operators, we are largely dependent on industry vendors for our success. These contracted services include, but are not limited to, accounting, drilling, completion, workovers and reentries, geological evaluations, engineering, leasehold acquisition (landmen), operations, legal, investor relations/public relations, and prospect generation. We could be harmed if the operators of our projects fail to attract quality industry vendors to participate in the drilling of prospects or if industry vendors do not perform satisfactorily. We have little control over factors that influence the performance of such vendors.

We rely on third parties for production services and processing facilities.

The marketability of the our production depends upon the proximity of our projects’ reserves to, and the capacity of, facilities and third party services, including oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and processing facilities. The unavailability or lack of capacity of such services and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. A shut-in or delay or discontinuance could materially adversely affect our financial condition.

Our Directors and Officers have limited liability and have rights to indemnification.

Our Articles of Incorporation and Bylaws provide, as permitted by governing Nevada law, that our directors and officers shall not be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director or officer, with certain exceptions. The Articles further provide that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil litigation or criminal action brought against them on account of their being or having been its directors or officers unless, in such action, they are adjudged to have acted with gross negligence or willful misconduct.

The inclusion of these provisions in the Articles may have the effect of reducing the likelihood of derivative litigation against directors and officers, and may discourage or deter stockholders or management from bringing a lawsuit against directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

The Articles provide for the indemnification of our officers and directors, and the advancement to them of expenses in connection with any proceedings and claims. The Articles include related provisions meant to facilitate the indemnitee's receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee.

General Risks of the Oil and Gas Business

Investment in the oil and gas business is risky.

Oil and gas exploration and development is an inherently speculative activity. There is no certain method to determine whether or not a given prospect will produce oil or gas or yield oil or gas in sufficient quantities and quality to result in commercial production. There is always the risk that development of a prospect may result in dry holes or in the discovery of oil or gas that is not commercially feasible to produce. There is no guarantee that a producing asset will continue to produce. Because of the high degree of risk involved, there can be no assurance that we will recover any portion of our investment or that our investment in oil and gas exploration activities will be profitable.

The oil and gas business is subject to drilling and operational hazards.

The oil and gas business involves a variety of operating risks, including:

• blowouts, cratering and explosions;
• mechanical and equipment problems;
• uncontrolled flows of oil and gas or well fluids;
• fires;
• marine hazards with respect to offshore operations;
• formations with abnormal pressures;
• pollution and other environmental risks; and
• natural disasters.

Any of these events could result in loss of human life, significant damage to property, environmental pollution, impairment of operations and substantial losses. Locating pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase these risks. In accordance with customary industry practice, our operators will maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse effect on our financial position and the results of operations.

We will face fierce competition from other companies in the acquisition of development opportunities.

A large number of companies and individuals engage in drilling for gas and oil, and there is competition for the most desirable prospects. This is likewise the case in Pakistan where foreign investment is accelerating at a tremendous pace. We will encounter intense competition from other companies and other entities in the pursuit of quality prospects for investment. We may be competing with numerous gas and oil companies which may have financial resources significantly greater than ours.

Oil and gas properties are subject to unanticipated depletion.

The acquisition of oil and gas prospects is almost always based on available geologic and engineering data, the extent and quality of which vary in each case. Successful wells may deplete more rapidly than the available geological and engineering data originally indicated. Unanticipated depletion, if it occurs, would result in a lower return for us or a loss to our shareholders.

Oil and gas prices are volatile.

Our revenues, cash flow, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on the prices that we receive for oil and gas production. Declines in oil and gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil and gas prices also may reduce the amount of oil and gas that we can produce economically. High oil and gas prices could preclude acceptance of our business model. Depressed prices in the future would have a negative effect on our future financial results.

Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply of and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

•	the threat of global terrorism;
•	regional political instability in areas where the exploratory wells are drilled;
•	the available supply of oil;
•	the level of consumer product demand;
•	weather conditions;
•	political conditions and policies in the greater oil producing regions, including the Middle East;
•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;
•	the price of foreign imports;
•	actions of governmental authorities;
•	domestic and foreign governmental regulations;
•	the price, availability and acceptance of alternative fuels; and
•	overall economic conditions.

These factors and the volatile nature of the energy markets make it impossible to predict with any certainty future oil and gas prices. Our inability to respond appropriately to changes in these factors could negatively affect our profitability.

Terrorist attacks and continued hostilities in the Middle East or other sustained military campaigns may adversely impact the industry and us.

The terrorist attacks that took place in the United States on September 11, 2001, were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact us. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on the oil and gas business is not known at this time. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may adversely impact us in unpredictable ways.

Political instability both internal and external to Pakistan could adversely affect drilling operations and gas marketing.

Pakistan is geographically positioned in a region which has experienced a great deal of political instability and violence. The current Musharraf regime is viewed as pro-western, but a change in government in Pakistan, such as an Islamic fundamentalist government, could have many wide-ranging adverse effects upon the validity of existing exploration licenses and concession agreements and upon our ability to enforce our contractual agreements. Additionally, with or without such governmental changes, recurring incidents of violence could adversely affect oil and gas exploration and marketing operations which would, in turn, adversely affect our ability to receive royalty payments derived from those operations. Examples of regional conflicts, incidents and political unrest inside Pakistan’s borders include the following:

•	the Kashmir region bordering India, Pakistan, Afghanistan and China, has been a continuing source of tension and armed conflict between India and Pakistan since 1947;

•	In October 1999, the current Musharraf regime assumed power in a military coup. Since that time, there have been several attempts on President Musharraf’s life;

•	Balochistan Province tribesmen have attacked the Sui gas fields in Balochistan in Southwest Pakistan generally as a protest for more jobs and higher royalty payments; and

•
Pakistan has experienced violence along its Afghanistan border as well as incidents of internal urban violence from fundamentalist militant Islamic groups who oppose President Musharraf’s close ties with the United States.

Continued incidents of political unrest and violence in the future could interrupt drilling operations and gas marketing of our projects.

Our domestic assets are subject to domestic governmental regulations and hazards related to environmental issues.

Gas and oil operations in the United States are subject to extensive government regulation and to interruption or termination by governmental authorities on account of ecological and other considerations. The Environmental Protection Agency of the United States and the various state departments of environmental affairs closely regulate gas and oil production effects on air, water and surface resources. Furthermore, proposals concerning regulation and taxation of the gas and oil industry are constantly before Congress. It is impossible to predict future proposals that might be enacted into law and the effect they might have on our assets and/or operations. Thus, restrictions on gas and oil activities, such as production restrictions, price controls, tax increases and pollution and environmental controls may have a material adverse effect on us.

Hazards in the drilling and/or the operation of gas and oil properties, such as accidental leakage or spillage, are sometimes encountered. Such hazards may cause substantial liabilities to third parties or governmental entities, the payment of which could reduce distributions or result in the loss of Company leases. Although it is anticipated that insurance will be obtained by third-party operators for our benefit, we may be subject to liability for pollution and other damages due to environmental events which cannot be insured against due to prohibitive premium costs, or for other reasons. Environmental regulatory matters also could increase substantially the cost of doing business, may cause delays in producing oil and gas or require the modification of operations in certain areas.

Our operations are subject to numerous stringent and complex laws and regulations at the federal, state and local levels governing the discharge of materials into the environment or otherwise relating to environmental protection. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial requirements, and the imposition of injunctions to force future compliance.

The Oil Pollution Act of 1990 (“OPA 90”) and its implementing regulations impose a variety of requirements related to the prevention of oil spills, and liability for damages resulting from such spills in United States waters. OPA 90 imposes strict joint and several liability on responsible parties for oil removal costs and a variety of public and private damages, including natural resource damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operation regulation. If a party fails to report a spill or to cooperate fully in a cleanup, liability limits likewise do not apply. Even if applicable, the liability limits for offshore facilities require the responsible party to pay all removal costs, plus up to $75 million in other damages. For onshore facilities, the total liability limit is $350 million. OPA 90 also requires a responsible party at an offshore facility to submit proof of its financial ability to cover environmental cleanup and restoration costs that could be incurred in connection with an oil spill.

The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), also known as the “Superfund” law, and analogous state laws impose strict, joint and several liability on certain classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment. These parties include the owner or operator of the site where the release occurred, and those that disposed or arranged for the disposal of hazardous substances found at the site. Responsible parties under CERCLA may be subject to joint and several liability for remediation costs at the site, and may also be liable for natural resource damages. Additionally, it is not uncommon for neighboring landowners and other third parties to file tort claims for personal injury and property damage allegedly caused by hazardous substances released into the environment.

State statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. In addition, there are state statutes, rules and regulations governing conservation matters, including the unitization or pooling of oil and gas properties, establishment of maximum rates of production from oil and gas wells and the spacing, plugging and abandonment of such wells. Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from our properties and may restrict the number of wells that may be drilled on a particular lease or in a particular field.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, indicates a forward-looking statement.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only to the date made. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demands and acceptance, changes in technology, economic conditions, the impact of competition and pricing, and government regulation and approvals. We caution that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those we expect include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business.

Our expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, including without limitation, our examination of historical operating trends, data contained in our records and other data available from third parties. There can be no assurance, however, that our expectations, beliefs or projections will result, be achieved, or be accomplished. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no duty to update these forward-looking statements.

For a discussion of some additional factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 2. The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of the prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

THE BUSINESS

The American Energy Group, Ltd. (formerly Belize-American Corp. International) (hereinafter the “Company” or “American Energy”) was organized in the State of Nevada under the name “Dim, Inc.” on July 21, 1987, as a wholly owned subsidiary of Dimension Industries, Inc. a Utah Corporation (hereinafter “Dimension”). At the time of organization, the Company issued the shares of voting common stock to Dimension, which was the sole stockholder. On April 28, 1989, the Company’s Form S-18 filed with the Securities and Exchange Commission was declared effective. Dimension distributed all of the shares it held plus warrants to the stockholders of Dimension as a dividend. From 1987 to 1990, the Company was inactive. In October 1990, the shareholders approved a one for ten (1:10) reverse split of the voting Common Stock. In June 1991, the Company obtained an Oil Prospecting License from the government of Belize. On June 19, 1991, the Company held a special meeting of shareholders, at which resolutions were approved to change the name of the Company to “Belize-American Corp. International”, forward split the voting Common Stock ten for one (10:1) and a vote to ratify the Oil Prospecting License.

During 1991, the Company attempted various means to attract sufficient capital investment to develop the oil prospect in Belize, but was not successful, and the Belize license expired. On September 22, 1994, the Company entered into an agreement with Simmons Oil Company, Inc., a Texas corporation, providing for the acquisition of Simmons and two subsidiaries of Simmons, Simmons Drilling Company and Sequoia Operating Company which owned certain Texas oil and gas leases. The agreement was effective September 30, 1994, and the Company’s name was changed to “The American Energy Group, Ltd.”

Overview—Post-Bankruptcy

Until our 2002 bankruptcy filing, we were an independent oil and natural gas company engaged in the exploration, development, acquisition and production of crude oil and natural gas properties in the Texas gulf coast region of the United States and in the Jacobabad area of the Republic of Pakistan. We emerged from bankruptcy in January 2004 with two assets, an 18% gross overriding royalty in the Yasin Concession in Pakistan, and a working interest in an oil and gas lease in Galveston County, Texas. While the bankruptcy proceedings were pending, our producing oil and gas leases in Fort Bend County, Texas were foreclosed by a secured lender. Our non-producing Galveston County, Texas oil and gas lease rights were not affected by the foreclosure. In November 2003, we sold the capital stock of our then existing subsidiary, Hycarbex, which held the exploration license in Pakistan, to Hydro Tur (Energy) Ltd., a company organized under the laws of the Republic of Turkey (“Hydro Tur”). We retained an 18.0% overriding royalty interest in the production which may be derived in the future from drilling operations in the Yasin Concession. We emerged from bankruptcy in January 2004 with these two assets intact and with our sole business being the maintenance and management of these assets.

Acquisition of the Original Pakistan Concession and the 18% Royalty Interest in the Yasin Concession

In April 1995, Hycarbex, our wholly owned subsidiary at the time, acquired an exploration license for the Jacobabad (2768-4) Block in the Sindh Province of the Middle Indus Basin of Pakistan, approximately 230 miles northeast of the port city of Karachi. At that time, our assets and the assets of our subsidiaries included both North American and Pakistan development properties. Original exploration efforts on the Jacobabad Block indicated the presence of commercially viable natural gas in the area, but a commercial well was not achieved. On August 11, 2001, Hycarbex was awarded a new exploration license on the Yasin (2768-7) Block. Hycarbex was, at that time, required to relinquish some of its Jacobabad Concession acreage (the “Concession”). Due to management’s belief that the acreage held great potential based upon geologic analysis and gas shows which appeared in the drilling of the Jacobabad wells, Hycarbex negotiated a simultaneous surrender of some of the Jacobabad acreage while retaining the desired acreage as part of the new Yasin Concession. As indicated below, in the latter stages of our bankruptcy proceedings, we sold all of the stock of our Hycarbex subsidiary to Hydro Tur and received an 18% gross royalty in the future production of the Yasin Concession.

Galveston County, Texas Assets

In June 1997, we purchased the interests of Luck Petroleum Corporation (“Luck”) in two oil and gas leases in Galveston County, Texas. The leases are situated in an area of the Texas Gulf Coast which is productive in multiple zones or horizons and the leases themselves have produced commercial quantities of oil and gas from both shallow and mid-range zones. In 1986, Luck assigned these mid-range zones to Smith Energy, reserving for itself an “after-payout” 15% back-in working interest. Luck also limited the depths assigned to Smith Energy, thereby resulting in depths generally greater than 10,000 feet being entirely reserved to Luck, except for a small overriding royalty in the deep zones which was also conveyed to Smith Energy. We succeeded to the interests of Luck free of liens and encumbrances as a result of the 1997 purchase. With regard to the mid-range zones, once “payout” has occurred, as defined in the 1986 conveyance by Luck to Smith Energy, we are entitled to receive 15% of the monthly working interest production from the existing Smith Energy wells on the leases. The leases also include deep zones under the leases which were acquired from Luck in which we own 100% of the working interest. Based upon research by management, these zones have development potential.

We previously notified Smith Energy of our claim that the 15% interest in the mid-range zones had matured and filed a bankruptcy proceeding against Smith Energy to obtain an accounting. Smith Energy contested this assertion resulting in a dispute over relative rights of the parties. We dismissed the suit in the bankruptcy court with the intention of pursuing civil litigation against Smith Energy in the Texas state court system. However, on April 14, 2006, we entered into a Compromise Settlement Agreement with Smith Energy and Howard A. Smith, fully resolving the dispute without the need for further litigation. Under the settlement terms, we have agreed to relinquish our 15% back in interest in the mid-range zones in exchange for Smith Energy’s overriding royalties in the deep zones, access to Smith Energy’s existing high quality 3D seismic data covering the leases, and a stipulation by Smith Energy that we can operate all wells drilled by us or our agents in the deep zones and, where needed, utilize existing Smith Energy roads, water injection wells, and other facilities.

Our management is exploring the various opportunities to realize value from these deep rights, including potential farmout or sale. The best course for these assets has not been determined, but the leases are held in force by third party production and, therefore, do not require development of these rights by a certain date. Management believes that continued research, including seismic analysis, and negotiations toward development of these assets with investment capital or a strategic partner will maximize the value of these leases in a manner which best suits our goals and cash flow positions.

Bankruptcy Proceedings and Sale of Hycarbex Subsidiary

On June 28, 2002, involuntary bankruptcy proceedings were initiated against us in the Southern District of Texas, which were converted to Chapter 11 debtor-in-possession proceedings in December 2002. In the first quarter of 2003, our primary secured lender obtained the approval of the Bankruptcy Court to foreclose all of the Texas-based oil and gas leases except the leases in Galveston County, Texas. At the time, the status of the exploration license for the Yasin Concession was also under close governmental scrutiny due to the financial and continuous drilling requirements imposed under the terms of the license by the Pakistan Government. In November 2003, after management concluded negotiations with several interested prospective purchasers, we reached an agreement with Hydro Tur to sell to Hydro Tur all of our interest in our then-existing subsidiary, Hycarbex, with the approval of the Bankruptcy Court. Hydro Tur was selected as the purchaser due to its strong financial background, its commitment to implement a multiple well development of the Yasin Concession and its willingness to assign to us an 18% gross royalty on oil and gas production from all acreage in the concession for as long as the concession exists.

Pursuant to our Second Amended Plan of Reorganization which was approved by the Bankruptcy Court on September 3, 2003, all outstanding shares of common and preferred stock were cancelled and the issuance of new shares of common stock to the bankruptcy creditors was authorized by the Court. We emerged from bankruptcy in January 2004 with new management, virtually debt-free, and with our outstanding common stock reduced to almost one third of pre-bankruptcy level. We emerged from bankruptcy as a restructured company, focused upon acquiring and developing new oil and gas-based projects through prudent management of our two assets, the 18% royalty interest in the Yasin Concession in Pakistan and our working interests in our oil and gas leases in Galveston County, Texas.

American Energy Operating Corp.

Our 2002 bankruptcy proceedings did not include our inactive subsidiary, American Energy Operating Corp. (“AEOC”), our operating subsidiary which became inactive after certain producing oil and gas leases in Fort Bend County, Texas were foreclosed by the first lien creditor in early 2003. However, at the time of the initiation of our bankruptcy proceedings, AEOC carried on its books in excess of $250,000 in operating liabilities related to its operations on these oil and gas leases in Fort Bend County, Texas. In 2003, AEOC received notice from the enforcement division of the Railroad Commission of Texas (“Railroad Commission”) that three (3) abandoned wells in the North Dayton Field previously operated by AEOC several years prior to 2003 were required to be plugged in accordance with Railroad Commission procedures and rules. We were not made a party to the proceedings by the Railroad Commission to enforce the plugging obligations. At that time, the plugging costs were estimated at less than $50,000 based upon estimates made by the Railroad Commission. These uncertain plugging costs, including potential daily penalties for non-compliance by AEOC, together with the high liabilities previously carried on our books related to AEOC’s prior operations, formed the basis for us to cause AEOC to file for a voluntary Chapter 7 bankruptcy liquidation on April 14, 2005 in the Southern District of Texas, Houston Division in Cause No. 05-35757. These proceedings did not involve the Company. In January 2006, the Railroad Commission of Texas plugged the three wells with State of Texas funds and thereafter demanded from AEOC reimbursement of the costs from AEOC based upon federal bankruptcy statutory exclusions to discharge in bankruptcy related to environmental matters. In July, 2006, these bankruptcy proceedings were closed by the acting Trustee. The closure of the proceedings did not eliminate the plugging responsibility assigned by the State of Texas to AEOC due to these statutory exclusions. In order to resolve the liability of AEOC and to avoid potential claims against the former officers of AEOC, on July 28, 2006, we agreed to a settlement with the Railroad Commission under which $57,701.21 will be paid by us to the Railroad Commission of Texas in equal installments over eighteen months beginning August 28, 2006. (See also, “Legal Proceedings” herein).

Pakistan Activities and Additional Opportunities

Pakistan has a very large sedimentary area of 827,268 square kilometers (319,325 square miles). Most of this area remains virgin and unexplored as current cumulative drilling efforts total one exploratory well for every 1,370 square kilometers (529 square miles). According to the Ministry of Petroleum and Natural Resources (“MPNR”), cumulative drilling within Pakistan has resulted in a very encouraging success ratio of 1:3.5 based upon 177 commercial discoveries out of 620 wells drilled. The MPNR estimates Pakistan’s current potential at 27 billion barrels of oil and 282 trillion cubic feet of gas. Since approximately 884 million barrels of oil and 52 trillion cubic feet of gas have been allocated to new discoveries, there are many undeveloped regions holding these estimated but untapped reserves. The Pakistani government’s current liberal policies toward foreign investment and development of these resources have fostered a great deal of activity and opportunities for us to acquire exploration rights in these undeveloped areas.

Relevant Features of Pakistan Oil and Gas Laws

In Pakistan, exploration licenses are awarded directly by the office of the President. Under the current rules, the term of each concession is twenty five (25) years with the opportunity for a five (year) extension. The rules are silent as to extensions beyond 30 years, but recent aggressive efforts by the government to privatize the oil and gas industry have resulted in requests from potential private bidders to clarify the possibility of additional extensions if wells continue to produce. At the time of a concession award, the recipient is awarded a 95% working interest and the remaining 5% is awarded to the government-owned Government Holdings (Private) Limited (“GHPL”). A twelve and one half percent (12.5%) royalty is also retained by the government of Pakistan. The 5% working interest held by GHPL is a “carried interest” and thus does not share in the costs of drilling and completion of the wells. Production profits and gains (as determined by a 1979 Income Tax Ordinance) are subject to a forty percent (40%) income tax. The working interest owners (other than GHPL) are also required to pay the President a production bonus should the production achieve certain milestones. A bonus of $500,000 is the first threshold at commencement of Commercial Production, then $1,000,000 upon achieving 30 million barrels of oil equivalent (“BPOE”), then $1,500,000 upon achieving 60 million BPOE, then $3,000,000 upon achieving 80 million BPOE and finally $5,000,000 upon achieving 100 million BPOE. Under the concession agreement, the production bonuses are required to be expended upon infrastructure in the area. The term “Commercial Production” is defined as production of petroleum from a Commercial Discovery which ensures at least the recovery of all expenses attributable to the discovery within a reasonable time and the earning of a reasonable profit. The term Commercial Discovery refers to a discovery well which is declared by the operator, then verified by an appraisal well, with the concurrence of the Operating Committee and the government, and which would justify economic development. If the operator believes that an appraisal well is not justified, then the working interest owners have the right to seek Commercial Discovery status on a one-well basis. At such time as the operator achieves a Commercial Discovery, GHPL has the right to increase its 5% working interest up to a maximum of 25% in the discovery area by reimbursing to the operator out of GHPL’s share of production 5% of the costs of drilling and completion. Thereafter, GHPL must pay its proportionate share of all development costs. In the last several years, the government of Pakistan has not exercised its rights to increase its working interest when Commercial Discoveries occurred, but the option to do so is nevertheless included within each concession agreement.

The concession agreements contain acreage relinquishment provisions which require relinquishment of 20% of the undeveloped acreage at the end of the initial term of the license and an additional 30% of the undeveloped acreage at the end of the second renewal period. The area surrounding producing wells may be retained, as determined by the government at the time of relinquishment. However, there is no relinquishment requirement if upon the Commercial Discovery, the operator applies for and is granted a “Lease”. Such an application for Lease must be accompanied by a development plan disclosing how the operator intends to develop the acreage, equip the wells, and transport the resulting production. The Lease has a duration equivalent to the duration of the license.

Under the current rules, working interests can be transferred with the approval of the Government. For example, in January 2005, Hycarbex transferred a ten percent (10%) working interest to Techno Petroleum (Private) Limited. There is, however, no existing registry for a non-cost bearing royalty carved from the working interest and transferred to a private party. Contracts which create such interests are legal and enforceable in Pakistan, just as in United States’ venues, under the Pakistan law titled: Specific Relief Act of 1887. Like royalties in the United States, the royalty assigned to us is free of the costs of development and exploration and thus does not have the financial exposure associated with a working interest. However, title to the royalty interest is not registered similar to an interest in real estate as it would be in the United States. An overriding royalty interest in Pakistan is dependent upon the viability of the concession to continue in force. Therefore, forfeiture or surrender of the concession will result in elimination of the overriding royalty.

The Concession Agreement for our interest in the Yasin Concession provides that all disputes between working interest owners or, alternatively, working interest owners and the President of Pakistan, regarding licenses and leases shall be settled by arbitration and submitted to the International Center for Settlement of Investment Disputes.

Gas Pricing in Pakistan

The Oil and Gas Regulatory Authority (“OGRA”) is the agency with jurisdiction over wellhead and consumer gas pricing. According to the OGRA, the pricing is directly linked to the international prices for crude oil and furnace oil. Prices are based upon a baseline of 1,000 British Thermal Units (“BTU”). If the gas which is sold has a BTU content which is less than or greater than 1,000 BTUs, the negotiated price is proportionately decreased or increased, respectively. Currently, there is a ceiling price of $36 per barrel (and $2.65 per MBTU) for purposes of determining the gas prices, even if the international oil prices are higher per barrel, as they are currently. However, we believe the government is rapidly moving toward international pricing which would take the prices to much higher levels in conformity with regional prices for gas and which recognizes the very high oil prices at present. Contracts for the sale of gas are available with either long term fixed rates or variable rates, as negotiated. The gas prices for each producing concession are published by the OGRA.

Early Drilling Efforts on Concession Acreage

In the 1950’s, Burmah Oil Company (predecessor to Pakistan Petroleum Ltd. (“PPL”)) drilled two wells on concession acreage to just over 5,800 feet, each of which indicated gas and oil. In the 1970’s, Amoco Oil drilled a 15,000 feet well which also demonstrated gas and oil. The seismic database acquired in 1995 with the original Jacobabad Concession was extremely limited, consisting of only a few old Amoco vibroseis lines. In 1997, Hycarbex shot 262 km of new 2-D date and acquired the P9222 2-D line running north-south, just outside the eastern boundary of the concession and this data was processed. The remaining Amoco vibroseis data and all the remaining ODGC 2-D lines (approximately 600 km) were not processed when acquired. Hycarbex originally drilled four exploratory wells on the Jacobabad concession. The first well was drilled in 1998 to a depth sufficient to test the primary producing zone in the region. This well found natural gas in several zones and a drill stem test confirmed the presence of high-quality gas before operations were suspended. At the time, equipment available on the well site was inadequate to deal with downhole problems. We believe that this well could be redrilled. The second well, drilled in a different portion of the concession, encountered mechanical problems and did not reach sufficient depth to test any targeted formations. The third well encountered large quantities of hydrogen sulfide and carbon dioxide, which appeared to be confined to a relatively small area around the wellbore. In July 2000, approximately 40km of new seismic was shot and processed, but the acreage comprising the concession was so vast that early drillsite selection still involved some degree of speculation. In 2001, Hycarbex drilled its fourth well which likewise indicated natural gas in the Sui Main and upper Chiltan formations, but did not result in a commercial completion.

The Haseeb No. 1 Well

The Haseeb No. 1 Well was drilled on the Yasin Concession by the Polish Oil and Gas Company for Hycarbex during March and April 2005 to a total depth of 4,945 feet (1,507 meters). The well is located approximately 9 miles from the Hassan No. 1 well drilled by PPL and 5.6 miles from the City of Shikapur in the Sindh Province. Open hole logs performed on the well demonstrated gas shows from 3,543 feet to 3,688 feet and a net pay thickness of 82 feet. The drill stem test conducted over a short duration on a one-half inch choke indicated a production rate form the Sui Main Limestone equivalent to approximately 7.3 MM cubic feet of 805 BTU gas per day. The gas was tested for carbon dioxide and water content and was found to have low levels of each, indicating a likelihood that processing will not be required prior to pipeline transmission.

In the fall of 2005, Hycarbex completed the acidization of the Haseeb No. 1. Post-treatment testing by Schlumberger Oilfield Services indicated an increase in the natural gas flow rate originally calculated at the time of the drill stem test at 7.3 million cubic feet per day. Schlumberger further concluded that the 10 million cubic feet rate could be potentially increased to as high as 25-28 million cubic feet per day if the existing production tubing is replaced with higher diameter production tubing and if the wellhead pressure is maintained at approximately 1,000 psi.

The Yasin Concession has ready access to pipeline infrastructure. The 12-inch Quetta gas line runs NW-SE through the concession and connects to the 20-inch Sui-Karachi gas line. The Karachi-Muzaffargarh oil line also runs through the southern portion of the concession. Therefore, the capital costs and time delays inherent in connecting to gas pipelines are not likely to affect the Yasin Concession. We expect to connect the Haseeb No. 1 Well to the pipeline not later than December 2006. The gas sales price for the Haseeb No. 1 gas is expected to be not less than $2.50 per MBTU and could be as high as $4.00 per MBTU.

Hycarbex and its development partner, Techno Petroleum (Pvt) Limited

Hycarbex (our former subsidiary) is the operator of the Yasin Concession and has been active in Pakistan since 1995. Hycarbex has expended over $20,000,000 in Pakistan in the drilling of five (5) exploration wells, and in generating 700 kilometers (435 miles) of high resolution 2D seismic data. Hycarbex employs 12 experienced technical, financial and energy professionals as its professional operations team. In January, 2005, Techno Petroleum (Pvt) Limited (“Techno”) acquired ten percent (10%) of the Yasin Concession from Hycarbex with the approval of the Pakistan government. Techno is headquartered in Islamabad Pakistan and is a subsidiary of Techno Engineering Services (Private) Limited (“Techno Engineering”) a large engineering and construction concern. Techno Engineering recently constructed a 500 mile, 26 inch diameter, white oil pipeline from Karachi to Mahmood Kot in cooperation with China Petroleum Engineering & Construction Corporation at an approximate cost of $400,000,000. In addition to its engineering and infrastructure expertise, Techno Engineering is also an additional source of competitive, high quality drilling equipment which is anticipated to benefit the joint operation on the Yasin Block. Techno Engineering is also financially capable, if necessary and if willing, to assist the venture with financial guarantees to the Pakistan government to secure future drilling rights on the Yasin Block and in other productive regions.

The efforts by Hycarbex to substantially expand the seismic database in 2004 and 2005 resulted in several miles of additional seismic being shot on the concession. Currently, Hycarbex has captured approximately 700 kilometers (435 miles) of high resolution 2D seismic raw data. This seismic raw data has been processed with the old seismic data using current techniques and has been analyzed by highly experienced geophysicists. The results have not only verified geologic structures with closure and high likelihood of gas productivity, but have also delineated drillsite locations which are likely to enhance drilling success. The technical staff at Hycarbex has identified at least ten (10) areas to date which are recommended for drilling.

The Al-Ali No. 1 Well

Hycarbex commenced the Al-Ali No. 1 Well on the Yasin Concession on or about April 30, 2006. The well is being drilled by Oil & Gas Exploration Company Krakow Limited Poland, which also drilled the Haseeb No. 1 Well. The target Sui Main Limestone is expected to be encountered at 3,789 feet (1,155 kilometers) and the total depth is expected to be 5,577 feet (1,700 kilometers). The drillsite was selected using seismic data obtained by Hycarbex in the latter part of 2005 showing a 4-way closure for the target structure. Should this well be successful, Hycarbex anticipates gas production rather than oil and will connect to the same gas sales pipeline as the Haseeb No. 1 Well.

Other Factors Affecting Pakistan Exploration Opportunities

With regard to Pakistan in-country opportunities, experts view Pakistan as a country with realistic potential for the discovery of large oil and gas reserves. Previously perceived as containing far less oil and gas potential than the Arabian Peninsula countries, Pakistan has never received the extensive exploration efforts required to fully explore the vast and numerous structures warranting such attention. However, in recent years, a significant number of well known international oil and gas operators have moved into Pakistan, and their efforts have met with a high degree of success. These operators include BP Amoco and Premier from the United Kingdom, BHP from Australia, China Oil from China, OMV from Austria, Petronas from Malasia, MOL from Hungary and Shell Oil from the Netherlands. A number of new commercial discoveries have been announced in recent years. There is also geological data which suggests nearly identical structures with those of the Arabian Peninsula. Of the comparatively few (620) exploratory wells drilled, an above-average number have succeeded (177), [i.e. a ratio of 1:3.5] and this degree of success supports the position that Pakistan is a good location in which to focus exploration efforts.

The MPNR openly states in its website that the agency felt an urgent need to move toward a more liberalized and deregulated framework, with the government limiting its role to policy formulation and implementation. In its website under the section “Strategy to Achieve Mission”, the Ministry states that its strategies will include deregulation, liberalization and privatization of oil, gas and mineral sectors.

Exploration and production opportunities in Pakistan are attractive for a number of additional reasons. One such reason is high demand relative to the available supply. Domestic demand for natural gas greatly exceeds supply in Pakistan, and is expected to continue to do so for the foreseeable future. Pakistan is undergoing rapid economic growth with per capita energy consumption of 30,000,000 BTU, as compared with United States’ per capita use of 400,000,000 BTU. This supply will need to increase at a minimum rate of 8% per annum. Energy represents 33% of Pakistani imports and the country currently imports approximately 86% of the oil it consumes, all at a staggering cost of $10-15 million dollars per day. Current projections indicate a critical energy shortage by 2010.

In 2001, the Pakistan government launched a new Petroleum Exploration and Production Policy which offers efficient procedures complimented by a liberal policy framework for obtaining and developing concessions. The concessions are awarded by an open and fair bidding process which does not exempt the state-owned oil companies. Operators conduct regular meetings with ministry officials but the regulatory involvement is relaxed and on a par with international standards. The licenses are granted directly by the President of Pakistan through his oil ministry officials. Foreign investors are permitted unrestricted expatriation of funds, including profits. The sales markets are unregulated and producers may sell to state marketing organizations or third parties. Current efforts are underway to get the market prices on a par with international prices. Energy Information Administration (EIA) reports, and Pakistani sources confirm, that future commercial discoveries will have a ready market at favorable pricing. Imports of goods, including vehicles and equipment is also simplistic, with no tariffs.

Pakistan sits in a strategic location geographically. The Republic of China has been aggressive in identifying potential sources of energy, including Pakistan, to fuel its exploding industrial economy. Several extremely large pipeline projects are in the planning stages. The World Bank compares Pakistan’s economic energy intensity per GDP to its neighbors, China and India and rates Pakistan as the third fastest growing economy. Natural resources often provide a developing country with a significant portion of its hard currency reserves and therefore contribute to economic development in a material fashion. Pakistan’s government has demonstrated a strong commitment to economic development and is working cooperatively with the oil and gas industry to further this agenda. These cooperative efforts will accelerate foreign investment in Pakistan, accelerate the development of additional oil and gas reserves, and reduce Pakistan’s dependency upon imported sources of energy. Private investment is highly regarded as evidenced by the current efforts of Pakistan Petroleum Limited (PPL), which is state owned, to sell 51 percent of the company and to transfer management control to a strategic investor. (See discussion below regarding proposed changes to exploration rules to lengthen the terms of exploration licenses).

While the region has shown political instability and violence, including inside Pakistan’s borders, the Government of Pakistan has proven to be an invaluable ally on the war against global terrorism. U.S. President George W. Bush has repeatedly lauded President Musharraf’s leadership in these difficult times. The Bush administration is highly committed to furthering foreign investment in Pakistan. The United States-Pakistan Trade and Investment Framework Agreement signed in June 2003 has been highly successful, resulting in Pakistan imports from the United States totaling $843 Million for 2003, and Pakistan exports to the United States totaling $2.5 Billion for 2003. A Bilateral Investment Treaty has been under negotiations with the most recent strategic meetings held in January 2006.

In addition to the above factors, to date, our relationships with Pakistan have been extremely favorable which may provide other in-country investment opportunities for us.

Summary of Forward Business Plan

The focus of our activities will continue to be the successful management of our royalty interest in the Yasin Concession, successful development or possible sale of our Galveston County, Texas assets, and further investment in other oil and gas opportunities in Pakistan, whether in the form of overriding royalties or working interests.

Sources of Financing Employed by Company to Date

To date, we have financed our activities through loans, convertible debt and the issuance of common stock. As of June 30, 2006, all of the debt has been paid in full or converted to common stock or warrants to purchase common stock. In each case, the funds derived from the financing were utilized for general corporate purposes. The financings are summarized as follows:

1.
Pursuant to the Second Amended Plan of Reorganization, we privately sold convertible debt securities totaling $575,000 during the pendency of the bankruptcy proceedings and during the early part of calendar 2004, all of which has been converted to common stock.

2.
In January 2005, we obtained a loan facility from a private party for $200,000 for near term operating capital, the terms of which were accrual of interest at Wall Street Prime plus one percent, no prepayment penalty, and a maturity of one year, with the right to extend the maturity for an additional year by the payment of an extension fee of $20,000. This loan was amended to increase the available principal and a total of $292,000 principal was advanced under the loan during the early part of calendar 2005. The maturity was extended and the extension fee was paid in 10,582 shares of restricted stock. As of June 30, 2006, this loan was paid in full.

3.
In mid 2005, we obtained a $50,000 loan from a private party providing for Chase Bank Prime plus three percent and a maturity date of December 31, 2005. In September, 2005, this loan was restructured and converted to a warrant purchase under which an additional $50,000 was advanced to us. The resulting $100,000 total funds were applied as the purchase funds for 200,000 warrants, one half of which have an exercise price of $1.75 and one half of which have an exercise price of $1.50. Simultaneously with this restructure, we sold to another third party 60,000 warrants for $30,000 with an exercise price of $1.50.

4.	In October, 2005, we sold 122,222 restricted shares of common stock for $110,000 to a private party.

5.	In February, 2006, we sold 100,000 restricted shares of common stock to four individuals for the total sum of $135,000.

6.
In June, 2006, we completed the sale of 2,323,529 shares of restricted common stock and 1,161,766 warrants to a group of institutional investors for the aggregate sum of $3.95 million. The purchase price for the common stock was $1.70 per share. The warrants issued to the investors have a five-year term and provide for an exercise price of $1.70 per share. The warrants may be redeemed at our option if the closing bid price for our common stock equals or exceeds $2.50 per share for twenty consecutive trading days after registration of the underlying common stock for resale. We paid total commissions to the placement agent equal to $237,000 plus 445,560 warrants to purchase common stock which have the same exercise and redemption terms as those warrants issued to the institutional investors. We intend to use the offering proceeds to acquire additional royalty interests in a new oil and gas concession within Pakistan and for general corporate purposes.

EMPLOYEES

As of June 30, 2006, we did not have any full-time employees. We employ a part-time administrative assistant in the corporate office and pay a monthly salary to Pierce Onthank and Iftikhar Zahid, our two senior management officers.

RESEARCH AND DEVELOPMENT EXPENDITURES

During fiscal 2005, we did not have any expenses for research and development costs.

GOVERNMENTAL REGULATIONS AND THE COST OF COMPLIANCE

We are an independent crude oil and natural gas exploration and development company.  Federal, state and local laws and regulations have been enacted regulating the industry which create liability for certain environmental contamination.  Environmental laws regulate, among other things, the transportation, storage, and handling of oil and gas products. Governmental regulations govern matters such as the protection of fresh water sources, both surface and subsurface, remediation of soil and water contamination resulting from business operations or accidents, disposal of residual chemical wastes, operating procedures, waste water discharges, air emissions, fire protection, worker and community right-to-know and emergency response plans.  Moreover, so-called "toxic tort" litigation has increased markedly in recent years as persons allegedly injured by chemical contamination seek recovery for personal injuries or property damage.  These legal developments present a risk of liability should we be deemed to be responsible for contamination or pollution caused or increased by any activities we undertake, or for an accident which occurs in the course of such activities.  There can be no assurance that our policy of establishing and implementing proper procedures for complying with environmental regulations will be effective at preventing us from incurring a substantial environmental liability.  If we were to incur a substantial uninsured liability for environmental damage, our financial condition could be materially adversely affected.

We presently have the ability to deliver remediation and recycling services through our vendors that meet applicable federal and state standards for the delivery of our services, and for the level of contaminant removal.  The government can, however, impose new standards.  If new regulations were to be imposed, we may not be able to comply in either the delivery of our services, or in the level of contaminant removal from the waste stream.

Permits are generally required by federal and state environmental agencies for the operation of our activities. The costs of acquiring the operating permits have been borne by us. Most of these permits must be renewed periodically and the governmental authorities involved have the power, under various circumstances, to revoke, modify, or deny issuance or renewal of these permits.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 1 Gorham Island, Suite 303, Westport, Connecticut. The office space contains approximately 3,574 square feet and is leased under a 5-year lease commencing April 1, 2006, at a rate of $11,913.33 per month for the initial year, $12,211.17 per month for the second year, $12,509.00 per month for the third year, $12,806.83 per month for the fourth year, and $13,104.67 per month for the final year. The lease contains a 5-year option period with base rental ranging from $13,402.50 in the first year of the option period to $14,593.83 in the final option year. We believe this space is adequate for our needs.

LEGAL PROCEEDINGS

On January 12, 2006, a lawsuit was filed in the 281st Judicial District Court of Harris County, Texas against the Company, the Company’s subsidiary, The American Energy Operating Corp., Hycarbex-American Energy, Inc., Pierce Onthank, individually, Iftikhar Zahid, individually, and Georg Friedher Von Canal, individually, titled: M.S. Moin Hussain, Saleem Z. Khan and Khan & Piracha vs. The American Energy Group, Ltd., The American Energy Operating Corp., Hycarbex-American Energy, Inc. f/k/a Hycarbex, Inc., Pierce Onthank, Iftikhar Ahmed Zahid and Georg Friedher Von Canal. The Plaintiffs are Moin Hussain, who originally incorporated Hycarbex, Inc. in 1985, and Saleem Khan, and Khan & Piracha, who are Pakistan-based attorneys. According to the Plaintiffs’ pleadings, the Plaintiffs allege that in 1995, shortly after the petroleum exploration license covering the Jacobabad Block 2768-4 was awarded to Hycarbex, Inc., The American Energy Group, Ltd. acquired all of the outstanding common stock of Hycarbex, Inc. and changed the name of the company to Hycarbex-American Energy, Inc. (“Hycarbex”). The Plaintiffs further state in their pleadings that consideration for the sale of the stock included a 1% overriding royalty assigned to Hussain, and that Hussain subsequently assigned two tenths of one percent of same to Saleem Khan. Plaintiffs further assert that in connection with the subsequent acquisition by Hycarbex of the Yasin block in 2001, Khan & Piracha assisted in the acquisition and were allegedly promised by Hycarbex that they would receive twenty percent (20%) working interest in the Yasin Concession. The Plaintiffs specifically allege that Defendants, through Hycarbex, entered into a written agreement whereby Hycarbex agreed to hold their respective portions of the concession in trust for Khan and Piracha. The Plaintiffs allege that the several Defendants have failed to honor the alleged commitments without identifying the specific party responsible for the alleged obligation. As of June 30, 2006, Mr. Zahid and Mr. Von Canal have not been personally served and have not otherwise made an appearance in the lawsuit. Furthermore, American Energy Operating Corp. was dismissed from the suit by the Plaintiffs very soon after the filing. The Company, Hycarbex, American Energy Operating Corp. and Pierce Onthank have answered the lawsuit denying all liability. The Company, Hycarbex, and Pierce Onthank have likewise filed a counterclaim against Saleem Khan, and Khan & Piracha alleging a breach of fiduciary duty and coercion on their part in relation to their attempts to obtain a 20% working interest in the concession while serving as legal counsel to Hycarbex. We intend to vigorously defend the allegations of the Plaintiffs and to prosecute the counterclaim.

During the period ended June 30, 2004, The American Energy Operating Corp. (“AEOC”), our operating subsidiary which has been inactive since the producing Fort Bend County, Texas oil and gas leases were foreclosed in 2003, received notice from the enforcement division of the Railroad Commission of Texas, the agency responsible for regulating oil and gas activities in the State of Texas, that three (3) abandoned wells in the North Dayton Field previously operated by AEOC many years ago were required to be plugged in accordance with Commission procedures and rules. At that time, the plugging costs were estimated at less than $50,000 based upon estimates made by the Railroad Commission. At the time of the initiation of our bankruptcy proceedings in 2002, AEOC carried on its books in excess of $250,000 in operating liabilities related to its operations on these South Texas oil and gas leases. These uncertain plugging costs, including potential daily penalties for non-compliance by AEOC, together with the high liabilities previously carried on our books related to AEOC’s prior operations, formed the basis for us to cause AEOC to file for a voluntary Chapter 7 bankruptcy liquidation on April 14, 2005 in the Southern District of Texas, Houston Division in Cause No. 05-35757. These proceedings did not involve us. In January 2006, the Railroad Commission of Texas plugged the three wells with State of Texas funds and thereafter demanded from AEOC reimbursement of the costs from AEOC based upon federal bankruptcy statutory exclusions to discharge in bankruptcy related to environmental matters. In July 2006, the AEOC acting Trustee fully administered and closed the bankruptcy case. The closure of the proceedings did not eliminate the plugging responsibility assigned by the State of Texas to AEOC due to these statutory exclusions. In order to resolve the liability of AEOC and to avoid potential claims against the former officers of AEOC, on July 28, 2006, we agreed to a settlement with the Railroad Commission under which $57,701.21 will be paid by us to the Railroad Commission of Texas in equal installments over eighteen months beginning August 28, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS
AND PLAN OF OPERATIONS

Forward-Looking Statements

This report contains statements about the future, sometimes referred to as “forward-looking” statements. Forward-looking statements are typically identified by the use of the words “believe,” “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “intend” and similar words and expressions. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that describe our future strategic plans, goals or objectives are also forward-looking statements.

Readers of this report are cautioned that any forward-looking statements, including those regarding the Company or its management’s current beliefs, expectations, anticipations, estimations, projections, proposals, plans or intentions, are not guarantees of future performance or results of events and involve risks and uncertainties, such as:

-- The future results of drilling individual wells and other exploration and development activities;
-- Future variations in well performance as compared to initial test data;
-- Future events that may result in the need for additional capital;
-- Fluctuations in prices for oil and gas;
-- Future drilling and other exploration schedules and sequences for various wells and other activities;
-- Uncertainties regarding future political, economic, regulatory, fiscal, taxation and other policies in Pakistan;
-- Our future ability to raise necessary operating capital.

The forward-looking information is based on present circumstances and on our predictions respecting events that have not occurred, which may not occur or which may occur with different consequences from those now assumed or anticipated. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors detailed in this report. The forward-looking statements included in this report are made only as of the date of this report. We are not obligated to update such forward-looking statements to reflect subsequent event or circumstances.

Overview

Prior to our bankruptcy proceedings initiated on June 28, 2002, we were an active oil and gas exploration and development company. The foreclosure of our Fort Bend County, Texas oil and gas leases by the secured creditor in early calendar 2003 resulted in the loss of our only revenue producing asset. We intend to initiate new business activities by prudent management of our Pakistan asset and our Galveston, Texas interests and if we are successful in generating working capital from these investments or from sales of securities, we intend to pursue investment opportunities in the oil and gas business.

Drilling of the first well in Pakistan as to which our overriding royalty pertains, named the Haseeb No. 1 Well, was successfully completed in the fourth quarter of the current fiscal year. All testing to date indicates that the Haseeb No. 1 well will be a significant commercial gas well and such gas sales are expected to begin during the quarter ending March 31, 2006. Additional wells are currently planned by Hycarbex, the operating entity holding the exploration license.

Comparison of Fiscal Year Ended June 30, 2005 to June 30, 2004

Results of Operations

Our operations for the period ending June 30, 2005 reflected a net loss of $694,264 attributable to salaries paid to the directors, legal and professional fees, office overhead, and administrative expense. There were no revenues from operations and our sole business during the fiscal year consisted of management of our Pakistan and Texas assets. All of our previously owned producing oil and gas leases were foreclosed by the first lien lender in early calendar 2003. As a result, subsequent to emerging from bankruptcy, we had no recurring income stream and were solely dependent upon cash infusion from the sale of securities and loans. The loans and securities sales which occurred during the fiscal year and subsequent to the end of the fiscal year have been used and will continue to be used to finance salaries, legal expenses and nominal administrative overhead until the revenues from gas sales from the successful Haseeb No. 1 Well begin. These gas sales are expected to begin during late 2006.

Our prior operating company, The American Energy Operating Corp. did not participate in the bankruptcy proceedings and its accounts payable and accrued liabilities were carried on our books post-bankruptcy, despite the inactivation of the subsidiary. On April 14, 2005, Chapter 7 bankruptcy proceedings were initiated for The American Energy Operating Corp. in the Southern District of Texas with the intended purpose of liquidating this inactive subsidiary and eliminating these liabilities from our books.

Comparison of Nine Month Period Ended March 31, 2006 to March 31, 2005

Results of Operations

Our operations for the period ending March 31, 2006 reflected a net loss of $338,903 as compared with $180,403 for the prior quarter. The net loss is attributable to salaries paid to the directors, legal and professional fees, office overhead, and administrative expense. The greater net loss for the current quarter as compared to the prior quarter can be attributed to additional legal and professional fees which were incurred during the quarter, including a legal retainer paid by us for representation in a new lawsuit which was filed against us during the quarter. There were no revenues from operations and our sole business during the quarter consisted of management of our Pakistan and Texas assets. As previously reported, all of our previously owned producing oil and gas leases in Fort Bend County, Texas were foreclosed by the first lien lender in early calendar 2003 while we were in bankruptcy. As a result, subsequent to emerging from bankruptcy, we had no recurring income stream and were solely dependent upon cash infusion from the sale of securities and loans. During the current quarter, we completed the sale of 100,000 shares of our common stock for $135,000, while subsequent to the end of the quarter we sold 1,705,882 common shares for the sum of $2.9 Million as part of a $3.95 Million private offering to institutional investors. The proceeds of these sales will continue to be used to finance salaries, legal expenses and nominal administrative overhead until the revenues from gas sales from the Haseeb No. 1 Well begin. These gas sales are expected to begin in late 2006.

Our prior operating company, The American Energy Operating Corp. (“AEOC”) did not participate in our 2002 bankruptcy proceedings and, therefore, its accounts payable and accrued liabilities were carried on our books post-bankruptcy, despite the total inactivation of the subsidiary. On April 14, 2005, Chapter 7 bankruptcy proceedings were initiated for The American Energy Operating Corp. in the Southern District of Texas with the intended purpose of liquidating this inactive subsidiary and eliminating these liabilities from our books.

Liquidity and Capital Resources

Since emerging from bankruptcy, we have been funded through the private sale of convertible debt securities totaling $575,000 pursuant to Second Amended Plan of Reorganization, all of which has been converted to common stock. During the fiscal year ending June 30, 2005, we obtained a loan facility from a private party for $300,000 for near term operating capital, the terms of which are accrual of interest at Wall Street Prime plus one percent, no prepayment penalty, and a maturity of one year, with the right to extend the maturity for an additional year by the payment of an extension fee of $20,000. The loan agreement originally provided for a $200,000 loan, but was amended twice to increase the available principal under the loan to $300,000.00, of which $292,000.00 is currently outstanding. We likewise obtained from a private party a separate $25,000 loan due and payable December 31, 2005, and which was to accrue interest at JPMorgan Chase Bank Prime plus three percent. This $25,000 loan was converted to 50,000 warrants at an exercise price of $1.75 after the end of the fiscal year.

Subsequent to the end of the fiscal year, we raised $130,000.00 (including the $25,000 loan referenced in the preceding paragraph) through the placement with private parties of 260,000 warrants to purchase our Common Stock. The warrants have a three year term and provide for the purchase of the stock during the term, if exercised, at a price of $1.50 per share as to 160,000 warrants, and a price of $1.75 per share as to 100,000 warrants. Also subsequent to the end of the fiscal year we obtained a commitment from an existing shareholder to purchase 122,222 Common shares at $0.90 per share, or a total of $110,000.00. We anticipate that the capital obtained from these transactions will provide sufficient working capital through early calendar 2006. If the gas sales from the Haseeb No. 1 Well begin in late 2006 as expected, we may be able to rely upon actual production revenues for future working capital needs. However, there can be no assurance that the gas sales will begin at the time anticipated and we may require additional operating capital to meet future needs.

In April 2005, we registered 2,000,000 shares of our common stock on a Form S-8 Registration Statement for issuance to key consultants. We anticipate that some critical services rendered by third party consultants during the 2006 fiscal year will be paid with common stock instead of cash assets.

Business Strategy and Prospects

We believe that there have been positive developments resulting from the bankruptcy proceedings. We have eliminated our debt burden, diminished our labor force and significantly reduced all facets of general and administrative overhead. The cancellation and reissuance of new securities have reduced the outstanding shares from over sixty six million shares to just over twenty-nine million shares, a number which both permits the issuance of additional securities in the future as needed to obtain strategic assets or funding from investors, and which provides an opportunity for enhanced shareholder value if the current assets become cash generating assets, as anticipated. Our registration of 2,000,000 Common shares on Form S-8 during the quarter ended June 30, 2005 provided a means of compensating key consultants.

On April 20, 2006, we executed a Compromise Settlement Agreement with Smith Energy 1986A Partnership (“Smith Energy”) and Howard A. Smith pertaining to our Galveston County, Texas oil and gas leases, removing the remaining obstacle to our exploration plans for the properties. The two-year old dispute between American Energy and Smith Energy was based upon American Energy’s claims that it was entitled to a 15% back in working interest in certain mid-depth producing zones under the Galveston County, Texas leases as a result of the satisfaction of the payout threshold criteria described in a 1986 assignment under which Smith Energy acquired its working interest and rights to operate the properties. Smith Energy had contested American Energy’s payout contentions. Under the terms of the Compromise Settlement Agreement, American Energy Group acquired all of Smith Energy’s 3% overriding royalty interest in the deep zones greater than 10,000 feet as well as the right to review valuable 3D seismic data covering the leases. American Energy also acquired from Smith Energy affirmation of American Energy’s right to operate the oil and gas leases as to wells drilled to depths greater than 10,000 feet. The Agreement also affords American Energy access under mutually agreed terms to existing Smith Energy facilities in connection with American Energy’s future operations, such as roads and salt water disposal facilities. American Energy Group relinquished to Smith Energy Group under the agreement its claims to the 15% back-in interest in the zones above 10,000 feet. This settlement facilitates our planned exploration of the deeper zones under the oil and gas leases.

We will continue to manage our Pakistan royalty and our Galveston County, Texas oil and gas leases. While we await production revenues from the sale of gas from the Haseeb No. 1 well in Pakistan and the results of the Al Ali No. 1 Well commenced in Pakistan shortly after the end of the current quarter, we expect to negotiate the purchase of one or more additional royalty interests on one or more additional oil and gas concessions in Pakistan using the proceeds of the recently consummated $2.9M institutional private offering. We also expect to analyze the recently acquired Smith Energy seismic data and to begin negotiations for a deep test well on the Galveston County oil and gas leases.

Pakistan Overriding Royalty Interest

We, through our former subsidiary, Hycarbex, expended in excess of $10,000,000 on drilling and seismic on the Jacobabad and Yasin Concessions in the Republic of Pakistan comprised of over 2,200 square kilometers. The structure, to date, has no Proved Reserves as that term and the calculation for discounted future net cash flows for reporting purposes is mandated by the Financial Accounting Standards Board in Statement of Financial Accounting Standards No. 69, titled “Disclosures About Oil and Natural Gas Producing Activities”. While we did not obtain a commercial discovery well in any of our previous Pakistan drilling efforts, we have announced the success of the Haseeb No. 1 well drilled in the fourth quarter of 2005 based upon all available test results. We further announced subsequent to the end of our fiscal year 2005 the completion of 110 kilometers of additional seismic research by Hycarbex which provided valuable data for selection of the second well on the concession (the Al-Ali) which was drilled during May 2006. We strongly believe that the concession acreage contains oil and gas producing physical structures which are worthy of further exploration. If successfully developed, our reserved 18% overriding royalty interest will likely be a good source of cash revenues because the royalty, by its nature, entitles us to share in gross, rather than net, production. We expect to use these anticipated revenues for further investment in other revenue generating assets or business activities. The financial risks inherent in oil and gas drilling in Pakistan will no longer be borne by us because an overriding royalty interest is not subject to such costs.

While continuous production and favorable hydrocarbon prices are necessary for the overriding royalty interest to demonstrate real value, we are optimistic that the recent successful drilling of the Haseeb No. 1 Well, the proximity of a pipeline for gas sales and the additional seismic and technical data collected will enhance the chances of continued success on the concession despite the customary risks inherent with oil and gas drilling in general.

Galveston County, Texas Leases

In 1997, we purchased the interests of Luck Petroleum Corporation from its bankruptcy trustee in two oil and gas leases in Galveston County, Texas. The leases are situated in an area which is productive in multiple zones or horizons and the leases themselves have produced commercial quantities of oil and gas from both shallow and mid-range zones. In 1986, Luck Petroleum Corporation assigned these mid-range zones to Smith Energy, reserving for itself an “after-payout” 15% back-in working interest. Luck Petroleum Corporation also limited the depths assigned to Smith Energy, thereby resulting in depths generally greater than 10,000 feet being reserved to Luck Petroleum Corporation. We succeeded to the interests of Luck Petroleum Corporation as a result of the 1997 purchase from the bankruptcy trustee. With regard to the mid-range zones, our research to date has given rise to the belief that “payout” has occurred, as defined in the 1986 conveyance by Luck Petroleum Corporation to Smith Energy. If we are correct, then we are entitled to receive 15% of the monthly working interest production from the existing Smith Energy wells on the leases. Based upon our research, we believe that the deeper zones also have development potential. We are exploring the various opportunities to realize value from these deep rights, including potential sale. We have not yet determined the best course for these assets. These leases are held in force by third party production and, therefore, the leases do not require development of these rights by a certain date. We believe that we will be able to continue our research and conduct future negotiations toward a development path which best suits our goals and our cash flow position.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements during the fiscal year ended June 30, 2005, or during the nine month period ended March 31, 2006.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information.

Our Common stock is traded on the over-the-counter bulletin board under the symbol AEGG. The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions. The trading market began during the quarter ending December 31, 2004, and the low and high prices for that quarter were $0.20 and $1.01, respectively.

The following chart sets forth the high and low bid prices for each quarter for the last two fiscal years and the nine-month interim period for the quarter ending March 31, 2006. Such prices represent quotations between dealers, without dealer markup, markdown or commissions, and may not represent actual transactions.

Quarter	High	Low
December 31, 2004	$0.55	$0.20
March 31, 2005	$1.50	$0.75
June 30, 2005	$3.03	$0.50
September 30, 2005	$1.82	$1.15
December 31, 2005	$1.90	$1.01
March 31, 2006	$1.98	$1.30
June 30, 2006	$2.00	$1.45

As of June 30, 2006, the closing price for shares of our common stock in the over-the-counter market, as reported by the OTC Bulletin Board, was $1.45.

No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of our common stock for future sale will have on the market price of our common stock prevailing from time-to-time. The additional registration of our common stock and the sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock.

Record Holders.

As of June 30, 2006, we had approximately 56 registered holders of our common stock (excluding holders in “street name”). As of June 30, 2006, there were 29,867,705 shares of common stock issued and outstanding.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance the expansion of our operations. Our Board of Directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with the Nevada Revised Statutes.

Equity Compensation Plan Information As of June 30, 2005
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	-0-	-0-	-0-
Equity compensation plans not approved by security holders	2,000,000	$1.00	-0-
Total	2,000,000	N/A	-0-

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with accountants on accounting and financial disclosure.

USE OF PROCEEDS

We are not selling any shares of our Common Stock and therefore, there will be no proceeds to us from the sale of shares of Common Stock. However, we may receive up to approximately $5,147,454 upon the exercise and payment for the outstanding warrants held by certain selling stockholders for which we have registered the underlying shares of common stock. We intend to use any proceeds from the exercise of warrants for working capital purposes.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

MANAGEMENT OF THE COMPANY

The following table sets forth our directors and executive officers:

Name	Age	Position

R. Pierce Onthank	46	Director, President, CEO, CFO and Secretary-Treasurer
Iftikhar Ahmed Zahid	47	Director
Karl Welser	52	Director

R. Pierce Onthank, age 46, serves as President, CEO, Secretary-Treasurer. Mr. Onthank has also served as our Director since 2003. Mr. Onthank received a BA in economics from Denison University in 1983. He served as the investment broker for the Company from 1998 until 2001. In addition to serving American Energy Group Ltd. as one of its prior investment bankers, Mr. Onthank has specialized in oil and gas investments for his previous clients. With over 20 years of experience in the securities business, Mr. Onthank has held senior positions in investment banking firms and has managed high yield net worth and institutional portfolios. Mr. Onthank began his career in the Merrill Lynch training program and subsequently was employed by Bear Stearns in 1985 where he became a limited partner in 1987. In 1988, he became a Senior Vice President at Drexel Burnham Lambert, where his primary responsibilities were to manage the private client group, which was involved in both public and private investments for individual and institutional accounts. Mr. Onthank served as a Senior Vice President at Paine Webber from 1990 to 1993. From 1993 to 1995, he was employed by Smith Barney Shearson where he managed the investments of institutional and individual clients. Before becoming a director and an executive officer of The American Energy Group Ltd., he co-founded Crary Onthank & O’Neill, an investment banking company, in 1998.

Dr. Iftikhar Zahid, age 47, has served as our Director since 2002. Dr. Zahid was educated at Murray College in Sailkot, Pakistan where he received a Degree in Science in 1976. Dr. Zahid received his degree in medicine from the Dow Medical College at Karachi University in 1979. In 1981, he joined the police services of Pakistan. In 1988, he resigned from governmental services as a Superintendent of Police. Between 1988 and 1996, Dr. Zahid served as an advisor and consultant to several multi-national organizations doing business in Pakistan. In 1996, Dr. Zahid became Resident Director/Country Manager of the Pakistan Office of Hycarbex, our then-existing subsidiary. In June 2001, he was promoted to Vice-President and Resident Director of Hycarbex and, in 2002, he joined the Company as a Director. Since our sale of Hycarbex in November 2003, Dr. Zahid has been managing our 18% royalty interest in the Yasin Block Concession. In April 2004, Dr. Zahid was appointed President of Hycarbex and in November 2005, Dr. Zahid was appointed as a director of Hycarbex.

Karl Welser, age 52, has been our Director since May 2005. Mr. Welser has been actively involved in private real estate and finance ventures for family interests since 1999. After graduating from the Dr. Raeber/ZH &KV/ZH business school in Zurich in 1972, Mr. Welser joined Bank J. Vontobel which specialized in private financial management. From 1977-1980, Mr. Welser attended the Zurich Management School where he obtained his Economist KSZH degree. From 1980 through 1998, while employed at Zürcher Kantonalbank, Bankinstitut and UBS in Zurich, Switzerland, respectively, Mr. Welser’s primary activities included analysis of the securities markets.

BOARD OF DIRECTORS

We held three meetings of the Board of Directors during the fiscal year ended June 30, 2006, and the Board of Directors took action by unanimous written consent 18 times during that period. Mr. Onthank and Dr. Zahid are our only Directors who are also our officers and operations executives.

We do not have any standing committees of the Board of Directors, which we believe is adequate based on the size of our business. The Board of Directors has not adopted a formal policy with regard to the process to be used for identifying and evaluating nominees for director. The consideration of candidates nominated by directors is at the Board’s discretion. We believe this practice is adequate based on the size of our business and current Board member qualifications.

We do not currently have a process for security holders to send communications to the Board of Directors. However, we welcome comments and questions from our shareholders. Shareholders can direct communications to our Chief Executive Officer, Pierce Onthank, at our executive offices, 1 Gorham Island, Suite 303, Westport, Connecticut 06880. While we appreciate all comments from shareholders, we may not be able to individually respond to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Mr. Onthank collects and evaluates all shareholder communications. If the communication is directed to the Board of Directors generally or to a specific director, Mr. Onthank will disseminate the communications to the appropriate party at the next scheduled Board of Directors meeting. If the communication requires a more urgent response, Mr. Onthank will direct that communication to the appropriate executive officer. All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

Compensation of Directors

Our Directors are reimbursed for reasonable out-of-pocket expenses in connection with their services as members of the Board including attendance at Board of Director meetings, and may be granted options to purchase shares of our common stock at the discretion of our Board of Directors. Directors are not otherwise provided any remuneration for their services as our Directors.

Summary Compensation Table

The following table reflects all forms of compensation for the fiscal years ended June 30, 2003, 2004 and 2005 for services provided by our executive officers and directors.

SUMMARY COMPENSATION TABLE
			ANNUAL COMPENSATION			LONG TERM COMPENSATION
Name	Title	Year	Salary	Bonus	Other Annual Comp-ensation	Awards		Payouts	All Other Comp-ensation
						Restricted Stock Awarded	Options/ SARs Warrants (#)	LTIP payouts ($)
R.Pierce Onthank(1)	President, CEO and Sec. Treas.	2005 2004 2003	$192,000 $ 68,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- 1,500,000 -0-	1,000,000 -0- -0-	-0- -0- -0-	-0- -0- -0-
Dr. Iftikhar A. Zahid(1)	(2)	2005 2004 2003	$180,000 $ 65,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- 1,500,000 -0-	1,000,000 -0- -0-	-0- -0- -0-	-0- -0- -0-

Notes to Summary Compensation Table:

(1)
Between July 1, 2003 and January 31, 2004, neither Mr. Onthank nor Dr. Zahid received any cash compensation. Beginning February 1, 2004, each was paid $10,000 per month. Beginning April 1, 2004, Mr. Onthank’s cash salary was increased to $16,000 per month and Dr. Zahid’s cash salary was increased to $15,000 per month.

(2)	Dr. Zahid manages our assets in Pakistan. He holds no formal officer title with us.

Stock Option/SAR and Warrant Grants

The following grants constitute the only warrants granted to executive officers or directors during the fiscal year ended June 30, 2005. There are currently no outstanding stock options or SAR’s.

Option/SAR/Warrant Grants in Last Fiscal Year
(Individual Grants)
Name	Number of Securities Underlying Warrants/Options/ SARS Granted (#)	Percent of Total Options/SARs/ Warrants Granted to Employees in Fiscal Year (%)	Exercise of Base Price ($/Sh)	Expiration Date
Pierce Onthank	1,000,000	50%	$0.75 (500,000); $1.00 (250,000); $1.50 (250,000)	04/12/10
Iftikhar A. Zahid	1,000,000	50%	$0.75 (500,000); $1.00 (250,000); $1.50 (250,000)	04/12/10

Aggregated Option/SAR/Warrant Exercises In
Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Underlying Options/SARs/ Warrants at FY end (#); Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options/SARs/ Warrants at FY end ($); Exercisable/ Unexercisable
Pierce Onthank	-0-	-0-	1,000,000/0	$510,000/0
Iftikhar Zahid	-0-	-0-	1,000,000/0	$510,000/0

There were no stock options, SAR’s or warrants exercised by any of our named executive officers during our most recent fiscal year ended June 30, 2005.

Long-Term Incentive Plans

We currently have no Long-Term Incentive Plans.

Employment contracts and change-in-control arrangements

There are no employment contracts or change-in-control agreements between us and our executive officers or directors.

CODE OF ETHICS

In September 2004, we adopted a Code of Ethics that is applicable to all directors, officer and employees. A copy of the Code of Ethics may be obtained without charge by writing to: The American Energy Group, Ltd., 1 Gorham Island Suite 303, Westport, Connecticut 06880.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock file with the Securities and Exchange Commission various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on information provided to management, we believe that our officers and directors have complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except for the filing of the Form 5 for each such officer and director which was filed late.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information at June 30, 2006, with respect to the beneficial ownership of shares of common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of common stock, (ii) each of our Directors, (iii) each of our Executive Officers and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of June 30, 2006, we had 29,867,705 shares of common stock issued and outstanding.

Name and address of beneficial owner	Title of Class of Stock	Number of Shares of Common Stock	Percentage of Common Stock (1)
R. Pierce Onthank 1 Gorham Island Suite 303 Westport, Connecticut 06680	Common stock	2,500,000 (2)	8.0% (2)
Dr. Iftikhar A. Zahid 1 Gorham Island Suite 303 Westport, Connecticut 06680	Common stock	2,780,000 (2)	9.0%(2)
Karl Welser 1 Gorham Island Suite 303 Westport, Connecticut 06680	Common stock	259,000	0.86%

All Officers and Directors as a group (total of three)	Common stock	5,539,000 (3)	17.86%

(1) Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on June 30, 2006. As of June 30, 2006 there were 29,867,705 shares of our common stock issued and outstanding.
(2) Includes 1,000,000 shares issuable upon the exercise of warrants to purchase shares of common stock.
(3) Includes 1,000,000 shares issuable upon the exercise of warrants to purchase shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

None of the following persons has any direct or indirect material interest in any transaction to which we were or are a party during the past two years, or in any proposed transaction to which we propose to be a party:

(A)	any of our directors or executive officers;
(B)	any nominee for election as one of our directors;
(C)	any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or
(D)	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above.

SELLING STOCKHOLDERS

The following is a list of the selling stockholders who own or who have a right to acquire the shares of Common Stock covered by this prospectus. Up to 2,323,529 Shares are currently held by selling stockholders. Up to 3,867,326 Shares are issuable upon the exercise of warrants held by certain of the selling stockholders. As set forth below and elsewhere in this prospectus, some of these selling stockholders hold, or within the past three years have held, a position, office or other material relationship with us or our predecessors or affiliates.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the note and upon exercise of the warrant held by the holder that are currently convertible or are exercisable or convertible or exercisable within 60 days after the date of the table are deemed outstanding.

The percent of beneficial ownership for the selling stockholders is based on 29,867,705 shares of common stock outstanding as of June 30, 2006. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days of June 30, 2006, are considered outstanding and beneficially owned by a selling stockholders who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling stockholders but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

The following table sets forth information concerning the selling stockholders, including the number of shares currently held and the number of shares offered by each selling security holder, to our knowledge as of June 30, 2006.

		Before the Offering		After the Offering
Name of Selling Stockholder	Position, Office or Other Material Relationship	Total Number of Shares of common stock Beneficially Owned Prior to the Offering (1)	Number of Shares to be Offered for the Account of the Selling Stockholder (2)	Number of Shares to be Owned after this Offering (3)	Percentage to be Beneficially Owned after this Offering (4)
Common Stock

Cumberland Partners (5)	None	496,740	496,740	-0-	-0-
Cumber International S.A. (5)	None	140,360	140,360	-0-	-0-
Long View Partners B, L.P. (5)	None	116,790	116,790	-0-	-0-
Cumberland Benchmarked Partners, L.P. (5)	None	336,690	336,690	-0-	-0-
HRF HE Platinum Master Trust (5)	None	35,110	35,110	-0-	-0-
Cumberland Long Partners, L.P. (5)	None	1,300	1,300	-0-	-0-
Summer Street Cumberland Investors, LLC (5)	None	49,480	49,480	-0-	-0-
Spectra Capital Management (6)	None	247,794	235,294	12,500	<1%
Arclight Capital, LLC (7)	None	176,471	176,471	-0-	-0-
Redwood Partners II, LLC (8)	None	238,165	117,647	120,518
GLG North American Opportunity Fund (9)	None	617,647	617,647	-0-	-0-

		TOTAL	2,323,529

Common Stock underlying Warrants
Cumberland Partners (5)	None	248,370	248,370	-0-	-0-
Cumber International S.A. (5)	None	70,180	70,180	-0-	-0-
Long View Partners B, L.P. (5)	None	58,395	58,395	-0-	-0-
Cumberland Benchmarked Partners, L.P. (5)	None	168,345	168,345	-0-	-0-
HRF HE Platinum Master Trust (5)	None	17,555	17,555	-0-	-0-
Cumberland Long Partners, L.P. (5)	None	650	650	-0-	-0-
Summer Street Cumberland Investors, LLC (5)	None	24,740	24,740	-0-	-0-
Spectra Capital Management (6)	None	117,647	117,647	-0-	-0-
Arclight Capital, LLC (7)	None	88,236	88,236	-0-	-0-
Redwood Partners II, LLC (8)	None	58,824	58,824	-0-	-0-
GLG North American Opportunity Fund (9)	None	308,824	308,824	-0-	-0-
Dahlman, Rose & Co., LLC (10)	Placement Agent	445,560	445,560	-0-	-0-
Pierce Onthank	Director, CEO, President	2,500,000(11)	1,000,000	1,500,000	8.0%
Iftikhar Zahid	Director	2,780,000(12)	1,000,000	1,780,000	9.0%
John S. Gebhardt	None	299,200 (13)	150,000	149,200	<1%
Maximilian A. Gebhardt	None	99,000 (14)	50,000	49,000	<1%
Calvert D. Crary	None	102,000(15)	60,000	42,000	<1%

		TOTAL	3,867,326

(1)	Includes shares of common stock for which the selling security holder has the right to acquire beneficial ownership within 60 days.
(2)	This table assumes that each selling security holder will sell all shares offered for sale by it under this registration statement. Security holders are not required to sell their shares.
(3)	Assumes that all shares of Common Stock registered for resale by this prospectus have been sold.
(4)	Based on 29,867,705 shares of Common stock issued and outstanding as of June 30, 2006.
(5)
The Manager of Cumberland Associates LLC (Investment Manager for the selling stockholder) holds the investment decision and voting power for this non-natural entity. These persons are: Bruce G. Wilcox, Andrew M. Wallach and Gary G. Tynes. The shares were acquired by the selling stockholder for cash in the normal course of business for investment purposes.

(6)
The Managers of Spectra Capital Management (Andrew Burton and Greg Porges) hold the investment decision and voting power for this non-natural entity. The shares were acquired by the selling stockholder for cash in the normal course of business for investment purposes.

(7)
The Manager of Arclight Capital, LLC (Andrew Burton) holds the investment decision and voting power for this non-natural entity. The shares were acquired by the selling stockholder for cash in the normal course of business for investment purposes.

(8)
The Manager of Redwood Partners II, LLC (Michael Schwartz) holds the investment decision and voting power for this non-natural entity. The shares were acquired by the selling stockholder for cash in the normal course of business for investment purposes.

(9)
The Managing Directors of GLG Partners, LP (Investment Manager for the selling stockholder) hold the investment decision and voting power for this non-natural entity. These persons are: Noam Gottesman, Pierre Lagrange and Emmanuel Roman. GLG Partners, LP is approximately 20% owned by Lehman Brothers International. Lehman Brothers International has no investment decision or voting power on behalf of the selling stockholder. The shares were acquired by the selling stockholder for cash in the normal course of business for investment purposes.

(10)
The Managing Director of Dahlman, Rose & Co., LLC, Mr. David Frischkorn, holds the investment decision and voting power for this non-natural entity. The shares were acquired by the selling stockholder as payment for services as Placement Agent in the normal course of business for investment purposes.

(11)	Includes 1,500,000 shares of common stock and 1,000,000 warrants to purchase common stock held by the selling stockholder.
(12)	Includes 1,780,000 shares of common stock and 2,000,000 warrants to purchase common stock held by the selling stockholder.
(13)	Includes 149,200 shares of common stock and 150,000 warrants to purchase common stock held by the selling stockholder.
(14)	Includes 49,000 shares of common stock and 50,000 warrants to purchase common stock held by the selling stockholder.
(15)	Includes 42,000 shares of common stock and 60,000 warrants to purchase common stock held by the selling stockholder.

PLAN OF DISTRIBUTION

Shares owned by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

•
a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	underwritten transactions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.

Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders, certain representatives of the selling stockholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

Because selling stockholders may be deemed to be statutory “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

In connection with sales of the common stock under this prospectus, the selling stockholders, upon effectiveness of the Form SB-2 Registration Statement, may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

The selling stockholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

We agreed to keep this prospectus effective until the earlier of (i) June 6, 2008, or (ii) the time that all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

There can be no assurances that the selling stockholders will sell any or all of the shares offered under this prospectus.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Nevada law. Our authorized capital stock consists of 80,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

As of June 30, 2006, there were 29,867,705 shares of common stock outstanding. The rights of all holders of the common stock are identical in all respects. The holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. The current policy of the Board of Directors, however, is to retain earnings, if any, for reinvestment in drilling ventures to maximize development of reserves.

Upon liquidation, dissolution or winding up of the Company, the holders of the common stock are entitled to share ratably in all aspects of the Company that are legally available for distribution, after payment of or provision for all debts and liabilities and after preferences are afforded to the holders of the preferred shares.

The holders of the common stock do not have preemptive subscription, redemption or conversion rights under our Articles of Incorporation. Cumulative voting in the election of Directors is not permitted. The outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that are presently outstanding or that may be designated and issued by us in the future.

Preferred Stock

Our Articles of Incorporation authorize the issuance of up to 20,000,000 shares of preferred stock with such rights, designations and preferences as are determined by our Board of Directors. As of June 30, 2006, there were no shares of preferred stock outstanding.

Schedule of Warrants

As of June 30, 2006, we had the following warrants to purchase shares of our common stock were outstanding:

Strike Price	Number of Warrants	Expiration Date

$ 0.75	1,000,000	04/12/2010
$ 1.00	500,000	04/12/2010
$ 1.50	660,000	04/12/2010 (500,000)
$ 1.75	100,000	09/12/2008 (60,000) 09/30/2008 (100,000)
$ 1.70	1,161,766	5/3/2011
$ 1.70	445,560	5/3/2011
TOTAL	3,867,326

Anti-Takeover Provisions

Certain anti-takeover provisions in our Certificate of Incorporation may make a change in control of the Company more difficult, even if a change in control would be beneficial to our stockholders. In particular, our board of directors is authorized to issue a total of up to 20,000,000 shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of our Common Stock, and has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock.
Transfer Agent

The transfer agent for our Common Stock is Computershare Trust Co., Inc., 350 Indiana, Suite 850, Golden, Colorado 80401. Their telephone numbers is 303-262-0600.

INTEREST OF NAMED EXPERTS AND COUNSEL

Jim Hughes, who has prepared this Registration Statement and Opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented us in the past on certain legal matters. Mr. Hughes presently owns 478,604 shares of our common stock. Otherwise, his entire relationship with us has been as legal counsel, and there are no arrangements or understandings which would in any way cause him to be deemed an affiliate of the Registrant or a person associated with an affiliate of the Registrant.

EXPERTS

The financial statements of The American Energy Group, ltd. at June 30, 2005 and 2004, included in and made a part of this document have been audited by Chisolm, Bierwolf & Nilson, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that we shall indemnify our directors and officers and that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to the Company or its stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
•	under Nevada General Corporation Law for the unlawful payment of dividends; or
•	for any transaction from which the director derives an improper personal benefit.

These provisions require us to indemnify its directors and officers unless restricted by Nevada law and eliminate our rights and those of its stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of its stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Additional information can also be obtained through our website at www.aegg.net. We also make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact Mr. Pierce Onthank, 1 Gorham Island Suite 303, Westport, CT 06880.

We are in compliance with the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the principal office, public reference facilities and Web site of the SEC referred to above.

                        THE AMERICAN ENERGY GROUP, LTD.
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2005 AND 2004

                                 C O N T E N T S

                                      F-2

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

To the Board of Directors and Shareholders of
The American Energy Group, Ltd. and Subsidiaries
Westport, CT.

We have audited the  accompanying  consolidated  balance  sheets of The American
Energy Group, Ltd. and Subsidiaries as of June 30, 2005 and 2004 and the related consolidated  statements of operations,  stockholders' equity and cash flows for the year ended June 30, 2005, and for the periods  January 30, 2004 through June
30, 2004 and July 1, 2003 through January 29, 2004. These consolidated financial
statements   are  the   responsibility   of  the   Company's   management.   Our
responsibility  is  to  express  an  opinion  on  these  consolidated  financial statements based on our audits.

We conducted our audits in accordance  with the standards of the Public  Company
Accounting Oversight Board (United States). Those standards require that we plan and  perform  the  audits to  obtain  reasonable  assurance  about  whether  the consolidated financial statements are free of material misstatement. The Company is not  required  to  have,  nor were we  engaged  to  perform,  an audit of its internal control over financial reporting.  Our audit included  consideration of internal  control  over  financial  reporting  as a basis  for  designing  audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the  effectiveness  of the Company's  internal  control over financial reporting. Accordingly, we express no such opinion. An audit also includes  examining,  on a test  basis,  evidence  supporting  the  amounts  and disclosures in the  consolidated  financial  statements.  An audit also includes assessing the  accounting  principles  used and  significant  estimates  made by management,  as well as evaluating the overall consolidated  financial statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly, in all material  respects,  the consolidated  financial  position of The
American Energy Group,  Ltd. and  Subsidiaries as of June 30, 2005, 2004 and the
consolidated results of their operations and their cash flows for the year ended
June 30, 2005 and for the periods  January  30, 2004  through  June 30, 2004 and
July 1, 2003  through  January 29, 2004,  in  conformity  accounting  principles generally accepted in the United States of America.

As  discussed in Note 9 to the  consolidated  financial  statements,  there were errors in the presentation of the reporting periods in the financial  statements and the reclassification of prepaid expenses.

Chisholm, Bierwolf & Nilson, LLC
Bountiful, Utah
October 13, 2005, except for notes 1, 2 ,7 ,8 & 9 dated July 5, 2006

                                      F-3

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                     Assets
                                     ------
                                                                        June 30,
                                                               --------------------------
                                                                   2005           2004
                                                               -----------    -----------
Current Assets
   Cash (Note 1)                                               $       227    $   257,899
   Prepaid expenses                                                 60,178         35,000
                                                               -----------    -----------

     Total Current Assets                                           60,405        292,899
                                                               -----------    -----------

Property and Equipment
   Office equipment
                                                                     3,286             --
   Accumulated depreciation                                           (246)            --
                                                               -----------    -----------

     Net Property and Equipment                                      3,040             --
                                                               -----------    -----------

        Total Assets                                           $    63,445    $   292,899
                                                               ===========    ===========

                      Liabilities and Stockholders' Equity
                      ------------------------------------

Current Liabilities
   Accounts payable                                            $    17,632    $    12,500
   Accrued liabilities                                              35,209         24,239
   Convertible Debt                                                 25,000
   Current portion of long term debt                               292,000             --
                                                               -----------    -----------

       Total Current Liabilities                                   369,841         36,739
                                                               -----------    -----------

Liabilities Subject to Compromise
   Prepetition trade accounts payable                          $   238,588    $   238,588
   Prepetition accrued liabilities                                  45,500         45,500
   Current portion of capital lease obligations (Note 5)               679            679
                                                               -----------    -----------

       Total Liabilities Subject to Compromise                     284,767        284,767
                                                               -----------    -----------

Long-Term Liabilities
   Convertible debt (Note 4)                                            --        375,000
                                                               -----------    -----------
     Total Long-Term Liabilities                                        --        375,000
                                                               -----------    -----------

     Total Liabilities                                             654,608        696,506
                                                               -----------    -----------

Stockholders' Equity (Notes 6,7 and 8)
   Common stock; par value $0.001 per share;
      authorized 80,000,000 shares; 24,698,518 and
      27,139,584 shares issued and outstanding, respectively        27,140         24,699
   Capital in excess of par value                                1,860,545      1,312,490
   Expenses prepaid with common stock                              (31,382)
   Accumulated deficit                                          (2,447,466)    (1,740,796)
                                                               -----------    -----------

     Total Stockholders' Equity                                   (591,163)      (403,607)
                                                               -----------    -----------

     Total Liabilities and Stockholders' Equity                $    63,445    $   292,899
                                                               ===========    ===========

                                      F-4

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                                    SUCCESSOR           SUCCESSOR            PREDECESSOR
                                                     ENTITY              ENTITY                ENTITY
                                               For the Year Ended     For the Period       For the Period
                                                     June 30,       January 30,2004 to    July 1, 2003 to
                                                      2005            June 30, 2004      January 29, 2004
                                                   ------------        ------------        ------------
Revenue
   Oil and gas sales                               $         --        $         --        $         --
                                                   ------------        ------------        ------------

     Total Revenue                                           --                  --                  --

Expenses
   Legal and professional                               180,550                  --                  --
   Depreciation and amortization expense                    246                  --                  --

   Other general and administrative                     513,468             259,228              14,095
                                                   ------------        ------------        ------------

     Total Expenses                                     694,264             259,228              14,095
                                                   ------------        ------------        ------------

       Net Operating Loss                              (694,264)           (259,228)            (14,095)

Other Income (Expenses)
   Loss on sale of investment in subsidiary                  --                  --            (621,234)
   Interest expense                                     (12,406)             (5,480)                 --
                                                   ------------        ------------        ------------

     Total Other Income (Expenses)                      (12,406)             (5,480)           (621,234)
                                                   ------------        ------------        ------------

     Income (loss) before Reorganization Items
     and Income Taxes
                                                       (706,670)           (264,708)           (635,329)

Reorganization (Expenses)
   Legal fees                                                --                  --             (28,352)
                                                   ------------        ------------        ------------

     Total Reorganization (Expenses)                         --                  --             (28,352)
                                                   ------------        ------------        ------------

       Net Loss                                    $   (706,670)       $   (264,708)       $   (663,681)
                                                   ============        ============        ============

       Basic Loss per Common Share                 $      (0.03)       $      (0.01)       $      (0.01)
                                                   ============        ============        ============

       Weighted Average Number of
       Shares Outstanding                            25,319,754          23,528,518          66,318,037
                                                   ============        ============        ============

                                      F-5

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                        For the Year Ended June 30, 2005
              And for the Period January 30, 2004 to June 30, 2004
               And for the Period July 1, 2003 to January 29, 2004

                                                                                Convertible Voting
                                                 Common Stock                     Preferred Stock
                                       -----------------------------     -----------------------------
                                          Shares           Amount           Shares           Amount
                                       ------------     ------------     ------------     ------------
Balance, June 30, 2003                   66,318,037     $     66,318           41,499     $         42

January 2004, reorganization
adjustment                              (66,318,037)         (66,318)         (41,499)             (42)

Net (loss) for the period ended
January 29, 2004                                 --               --               --               --
                                       ------------     ------------     ------------     ------------

Balance, January 29, 2004                        --               --               --               --
                                       ------------     ------------     ------------     ------------

January 2004, new shares issued
pursuant to bankruptcy settlement        18,898,518           18,899               --               --

February 2004, shares issued for
royalty interest at par value             1,500,000            1,500               --               --

February 2004, shares issued for
services at $0.03 per share               3,000,000            3,000               --               --

June 2004, shares issued for
convertible debt at $0.15 per share       1,300,000            1,300               --               --

Net (loss) for the period ended
June 30, 2004                                    --               --               --               --
                                       ------------     ------------     ------------     ------------

Balance, June 30, 2004                   24,698,518           24,699               --               --
                                       ------------     ------------     ------------     ------------

July 2004, new shares issued
for services at $0.10 per share             250,000              250               --               --

December 2004, new shares issued
for services at $0.32 per share              76,520               77               --               --

                                        Capital In
                                        Excess of       Accumulated
                                        Par Value          Deficit         Totals
                                       ------------     ------------     ------------
Balance, June 30, 2003                 $ 37,763,777     $(43,206,577)    $ (5,376,440)

January 2004, reorganization
adjustment                              (36,728,088)      42,394,170        5,599,722

Net (loss) for the period ended
January 29, 2004                                 --         (663,681)        (663,681)
                                       ------------     ------------     ------------

Balance, January 29, 2004                 1,035,689       (1,476,088)        (440,399)
                                       ------------     ------------     ------------

January 2004, new shares issued
pursuant to bankruptcy settlement           (18,899)              --               --

February 2004, shares issued for
royalty interest at par value                    --               --            1,500

February 2004, shares issued for
services at $0.03 per share                  97,000               --          100,000

June 2004, shares issued for
convertible debt at $0.15 per share         198,700               --          200,000

Net (loss) for the period ended
June 30, 2004                                    --         (264,708)        (264,708)
                                       ------------     ------------     ------------

Balance, June 30, 2004                    1,312,490       (1,740,796)        (403,607)
                                       ------------     ------------     ------------

July 2004, new shares issued
for services at $0.10 per share              24,750               --           25,000

December 2004, new shares issued
for services at $0.32 per share              24,923               --           25,000

                                      F-6

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                        For the Year Ended June 30, 2005
              And for the Period January 30, 2004 to June 30, 2004
               And for the Period July 1, 2003 to January 29, 2004

                                                                          Convertible Voting
                                               Common Stock                 Preferred Stock
                                       --------------------------    --------------------------
                                          Shares          Amount        Shares        Amount
                                       -----------    -----------    -----------    -----------
December 2004, shares issued for
convertible debt at $0.20 per share      1,932,482          1,932             --             --

March 2005, new shares issued
for services at $1.25 per share             26,000             26             --             --

March 2005, new shares issued
pursuant to bankruptcy settlement           35,760             36             --             --

June 2005, new shares issued
for services at $0.33, $1.05,
$1.12, $2.08 & $1.80 per share             120,304            120             --             --

Expenses prepaid with
  Common stock                                  --             --             --             --

Net (loss) for the year ended
June 30, 2005                                   --             --             --             --
                                       -----------    -----------    -----------    -----------

Balance, June 30, 2005                  27,139,584    $    27,140             --             --
                                       ===========    ===========    ===========    ===========

                                       Capital In
                                        Excess of      Accumulated
                                        Par Value        Deficit          Totals
                                       -----------     -----------     -----------
December 2004, shares issued for
convertible debt at $0.20 per share        384,564              --         386,496

March 2005, new shares issued
for services at $1.25 per share             32,474              --          32,500

March 2005, new shares issued
pursuant to bankruptcy settlement              (36)             --              --

June 2005, new shares issued
for services at $0.33, $1.05,
$1.12, $2.08 & $1.80 per share              81,380              --          81,500

Expenses prepaid with
  Common stock                                  --              --         (31,382)

Net (loss) for the year ended
June 30, 2005                                   --        (706,670)       (706,670)
                                       -----------     -----------     -----------

Balance, June 30, 2005                 $ 1,860,545     $(2,447,466)    $  (591,163)
                                       ===========     ===========     ===========

                                      F-7

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                                                             SUCCESSOR           SUCCESSOR           PREDECESSOR
                                                              ENTITY               ENTITY              ENTITY
                                                        For the Year Ended     For the Period      For the Period
                                                               June 30,      January 30, 2004 to   July 1, 2003 to
                                                                 2005           June 30, 2004     January 29, 2004
                                                              -----------        -----------        -----------
Cash Flows from Operating Activities
   Net loss                                                   $  (706,670)       $  (264,708)       $  (663,681)
   Adjustments to reconcile net loss to net cash
    provided (used) by operating activities:
     Depreciation and amortization                                    246                 --                 --
     Common stock issued for services rendered                    114,940            100,000                 --
     (Gain) loss on investment                                         --                 --            621,234
   Changes in operating assets and liabilities:
     (Increase) decrease in prepaid expenses                      (20,000)           (35,000)                --

     Increase (decrease) in accounts payable                       17,632             12,500             (1,763)
     Increase (decrease) in accrued liabilities and
      other current liabilities                                    22,466              2,254            (90,272)
                                                              -----------        -----------        -----------

       Net Cash Provided (Used) by Operating Activities          (571,386)          (184,954)          (134,482)
                                                              -----------        -----------        -----------

Cash Flows from Investing Activities
   Cash disposed of in sale of subsidiary                              --                 --         (1,121,881)

   Expenditures for other property and equipment                   (3,286)                --                 --
                                                              -----------        -----------        -----------

       Net Cash Provided (Used) by Investing Activities            (3,286)                --         (1,121,881)
                                                              -----------        -----------        -----------

Cash Flows from Financing Activities
   Proceeds from convertible debt                                 317,000            425,000            150,000

   Payments on notes payable and long-term liabilities                 --                 --                 --
                                                              -----------        -----------        -----------

       Net Cash Provided by Financing Activities                  317,000            425,000            150,000
                                                              -----------        -----------        -----------

       Net Increase (Decrease) in Cash                           (257,672)           240,046         (1,106,363)

       Cash and Cash Equivalents at Beginning of Year             257,899             17,853          1,124,216
                                                              -----------        -----------        -----------

       Cash and Cash Equivalents at End of Year               $       227        $   257,899        $    17,853
                                                              ===========        ===========        ===========

                                      F-8

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                Consolidated Statements of Cash Flows (Continued)

                                                          SUCCESSOR            SUCCESSOR         PREDECESSOR
                                                           ENTITY               ENTITY              ENTITY
                                                      For the Year Ended    For the Period      For the Period
                                                           June 30,       January 30,2004 to    July 1, 2003 to
                                                            2005            June 30, 2004      January 29, 2004
                                                          --------           ------------      ----------------
Cash Paid for:
   Interest                                               $       --         $        --          $         --
   Income taxes                                           $       --         $        --          $         --

Non-Cash Financing Activities:

   Common stock issued in satisfaction of accounts
     payable                                              $   12,500         $        --          $         --
   Common stock issued for services rendered              $  114,940         $   100,000          $         --
   Common stock issued for prepaid services               $   36,560         $        --          $         --
   Common stock issued for royalty interest               $       --         $     1,500          $         --
   Common stock issued for accrued  interest on debt      $   11,496         $     1,500          $         --
   Common stock issued for convertible debt               $  375,000         $   200,000          $         --

                                      F-9

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

Note 1 - Organization and Summary of Significant Accounting Policies

      a. Organization

      The American  Energy Group,  Ltd. (the  Company) was  incorporated  in the
      State of Nevada  on July 21,  1987 as  Dimension  Industries,  Inc.  Since
      incorporation,  the Company has had several  name changes  including  DIM,
      Inc. and Belize-American Corp.  Internationale with the name change to The
      American Energy Group, Ltd. effective November 18, 1994.

      During the year ended June 30, 1995, the Company  incorporated  additional subsidiaries including American Energy-Deckers Prairie, Inc., The American
      Energy Operating Corp.,  Tomball American Energy,  Inc.,  Cypress-American
      Energy,  Inc.,  Dayton  North  Field-American  Energy,  Inc. and Nash Dome
      Field-American Energy, Inc. In addition, in May 1995, the Company acquired all  of  the  issued  and  outstanding  common  stock  of  Hycarbex,  Inc.
      (Hycarbex), a Texas corporation,  in exchange for 120,000 shares of common stock of the Company, a 1% overriding royalty on the Pakistan Project (see
      Note 2) and a future $200,000 production payment if certain conditions are met. The  acquisition was accounted for as a  pooling-of-interests  on the date of the  acquisition.  The fair value of the  assets  and  liabilities assumed  approximated  the fair  value of the  120,000  shares  issued  of
      $60,000 as of the date of the acquisition.  Accordingly, book value of the assets and  liabilities  assumed was $60,000.  In April 1995,  the name of that company was changed to  Hycarbex-American  Energy,  Inc. The American
      Energy   Group,   Ltd.,   The  American   Energy   Operating   Corp.   and
      Hycarbex-American  Energy,  Inc., were the only operating  entities during the years ended June 30, 2005 and for the periods January 30, 2004 to June
      30,  2004 and July 1,  2003 to  January  29,  2004.  The  Company  and its
      subsidiaries were principally in the business of acquisition, exploration, development and production of oil and gas properties.

      On June 28,  2002,  the  Company  was placed  into  involuntary  Chapter 7 bankruptcy by three  creditors,  including Georg von Canal, an officer and director  who  was  then  involved  in  litigation  with  the  Company  to invalidate  an attempt to remove him from his  management  positions.  The bankruptcy filing followed an unsuccessful effort by management to resolve both the litigation and the need for a substantial cash infusion through a stock sale to a  German-based  investor  which  would have  simultaneously resulted in a restructure  of  management.  Shortly after this  bankruptcy filing,  the secured  creditor  holding a first lien on the Company's only producing oil and gas leases in Fort Bend County, Texas, sought permission from the  bankruptcy  court to  foreclose  on those  assets.  The  Company responded by converting the Chapter 7 bankruptcy  proceedings to a Chapter
      11 reorganization  proceeding.  The company obtained approval of a plan or
      reorganization   in  September   2002,   but  the  secured   creditor  was
      nevertheless  permitted to foreclose upon the Fort Bend County oil and gas leases.  Subsequent to the approval of the  foreclosure of the oil and gas producing  properties,  the Company  abandoned  the  remaining oil and gas properties  except for one lease in  southeast  Texas.  For the year ended
      June  30,  2003,  the  Company  recognized  a loss of  $13,040,120  on the foreclosure  and abandonment of the oil and gas properties and the sale of the fixed assets.

      On  October  26,  2003,  the  Company  sold its  wholly-owned  subsidiary,
      Hycarbex-American  Energy, Inc., for an 18% overriding royalty interest in the  Exploration  License No.  2768-7 dated August 11, 2001,  of the Yasin
      Exploration Block.

      On January 29, 2004, the Company was released from bankruptcy. Pursuant to the plan, all of the existing 66,318,037 shares of common stock and 41,499 shares of preferred  stock were cancelled.  The Company issued  18,898,518 new shares of common stock to  creditors.  Also,  the Company  adopted the provisions for fresh-start reporting. Accordingly, the accumulated deficit accumulated  through January 29, 2004 has been eliminated.  The Company is considered  to have a  fresh-start  due to the  cancellation  of the prior shareholders'  common stock and the subsequent issuance of common stock to creditors, the new shareholders.

      On April  14,  2005,  the  Company's  wholly  owned  inactive  subsidiary,
      American  Energy  Operating  Corp (AEOC) filed for a voluntary  bankruptcy liquidation.  AEOC does not have any assets but does have  liabilities  in the amount of $284,767  which are segregated on the  consolidated  balance sheets as prepetition liabilities subject to compromise.

                                      F-10

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

Note 1 - Organization and Summary of Significant Accounting Policies (continued)

      b. Going Concern

      The  accompanying  consolidated  financial  statements  have been prepared assuming the Company will continue as a going concern. These factors raise substantial  doubt  about  the  Company's  ability  to  continue  as going concerns. The Company has no operations and is dependent upon financing to continue its operations.  It is  management's  plan to manage and maintain its two core assets and to develop these assets where possible to generate cash for further investment and growth. In the case of the southeast Texas oil and gas lease, generation of cash will likely require an outright sale or a partial sale with a retained  interest in production,  as the company does not have sufficient cash assets to conduct drilling operations or the bonding  capacity to obtain operating  authority under Texas  regulations.
      With regard to the Pakistan royalty, the company does not have development rights or  obligations  and is dependent  upon the success of the drilling program  implemented by Hydro Tur (Energy) Ltd. During the year ended June
      30, 2005, Hydro Tur (Energy) Ltd.  announced the successful  completion of its  initial  well,  the  Haseeb  No.  1,  which is  anticipated  to begin generating  cash flows in the first  quarter of calender  2006.  Hydro Tur
      (Energy) Ltd. has also  expressed  their  commitment  to accelerate  their development  activities  in  Pakistan  as a result of the  success  of the
      Haseeb No.1 well. If either  activity is  successful  in  generating  cash assets,  management plans to seek out investment  opportunities compatible with its focus upon oil and gas properties.

      The recovery of assets and continuation of future operations are dependent upon the Company's  ability to obtain additional debt or equity financing, and their ability to generate  revenues  sufficient  to continue  pursuing their  business  purpose.  These  financial  statements do not include any adjustments  that might  result from the  outcome of these  uncertainties.
      Subsequent  to the date of these  financial  statements  the  Company  has raised $240,000 from private parties and an existing  shareholder  through the  issuance of warrants to purchase  common stock and through the direct issuance of common shares.

      c. Accounting Methods

      The Company's  consolidated  financial  statements  are prepared using the accrual method of accounting. The Company has elected a June 30 year-end.

      d. Oil and Gas Properties

      The full cost  method was used by the Company  prior to emerging  from the bankruptcy.  As of June 30,  2005 and 2004,  the  Company did not have any costs capitalized as oil and gas properties.

      e. Principles of Consolidation

      The  consolidated   financial  statements  include  the  Company  and  its
      wholly-owned   subsidiaries  as  detailed   previously.   All  significant
      intercompany   accounts  and   transactions   have  been   eliminated   in
      consolidation.

      f. Cash Equivalents

      The Company  considers  all highly liquid  investments  with a maturity of three months or less when purchased to be cash equivalents.

      g. Property and Equipment and Depreciation

      Property and  equipment are stated at cost.  Depreciation  on drilling and related  equipment,  vehicles and office  equipment is provided  using the straight-line  method over  expected  useful lives of five to seven years.
      For the year ended June 30, 2005, and for the periods  January 30, 2004 to
      June 30, 2004 and July 1, 2003 to January 29, 2004, the Companies incurred total depreciation of $246, $0 and $0, respectively.

                                      F-11

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

Note 1 - Organization and Summary of Significant Accounting Policies (continued)

      h. Basic Loss Per Share of Common Stock

                                  For the Year       For the Period       For the Period
                                 Ended June 30,     January 30, 2004     July 1, 2003 to
                                     2005           to June 30, 2004    January 29, 2004
                                 --------------     ----------------    ----------------
      Loss (numerator)           $    (706,670)     $      (264,708)    $     (663,681)

      Shares (denominator)           25,319,754          23,528,518          66,318,037
                                 --------------      --------------      --------------

      Per share amount           $        (0.03)     $        (0.01)     $        (0.01)
                                 ==============      ==============      ===============

      The basic loss per share of common stock is based on the weighted  average number  of  shares  issued  and  outstanding  during  the  period  of  the consolidated  financial  statements.  Stock warrants and preferred  shares prior to  conversion  are not  included in the basic  calculation  because their inclusion would be  antidilutive,  thereby reducing the net loss per common share.

      i. Use of Estimates

      The  preparation  of financial  statements  in conformity  with  generally accepted  accounting  principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure  of  contingent  assets  and  liabilities  at the  date  of the financial  statements  and the  reported  amounts of revenues and expenses during the  reporting  period.  Actual  results  could  differ  from those estimates.

      j. Long Lived Assets

      All long lived assets are evaluated for  impairment  per SFAS 144 whenever events or changes in circumstances  indicate that the carrying value of an asset may not be recoverable.  Any impairment in value is recognized as an expense in the period when the impairment occurs.

      In addition,  pursuant to the full cost method used in accounting  for oil and gas properties, the capitalized oil and gas property costs are subject to the full cost ceiling test to determine if the value of proved reserves and other  mineral  assets in the  respective  cost center are adequate to recover  the  unamortized  costs in the full  cost  pool.  If the  Company determines  that the capitalized  costs exceed the full cost ceiling,  the excess is charged to expense and separately  disclosed  during the year in which the excess occurs.

      k. Equity Securities

      Equity  securities issued for services rendered have been accounted for at the fair market value of the securities on the date of issuance.

      l. Income Taxes

      At June 30, 2005,  the Company had net  operating  loss  carryforwards  of approximately $43,103,661 that may be offset against future taxable income from the year 2005 through  2024.  No tax benefit has been reported in the
      June 30, 2005  consolidated  financial  statements since the potential tax benefit is offset by a valuation allowance of the same amount.

                                      F-12

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

Note 1 - Organization and Summary of Significant Accounting Policies (continued)

      The  income  tax  benefit  differs  from the  amount  computed  at federal statutory rates of approximately 38% as follows:

                                                     For the Year       For the Period       For the Period
                                                    Ended June 30,     January 30, 2004     July 1, 2003 to
                                                         2005          to June 30, 2004    January 29, 2004
                                                    --------------     ----------------    ----------------
      Income tax benefit at statutory rate          $      268,535      $      100,589      $      252,199
      Change in valuation allowance                       (268,535)           (100,589)           (252,199)
                                                    --------------      --------------      --------------
                                                    $           --      $           --      $           --
                                                    ==============      ==============      ==============

      Deferred tax assets are comprised of the following:

                                                     For the Year       For the Period       For the Period
                                                    Ended June 30,     January 30, 2004     July 1, 2003 to
                                                         2005          to June 30, 2004    January 29, 2004
                                                    --------------     ----------------    ----------------
      Income tax benefit at statutory rate          $   16,379,391      $   16,110,856      $   16,010,267
      Valuation allowance                              (16,379,391)        (16,110,856)        (16,010,267)
                                                    --------------      --------------      --------------
                                                    $           --      $           --       $          --
                                                    ==============      ==============      ==============

Note 2 - Oil and Gas Properties

      As described in Note 1, as of June 30, 2005, the Company has one remaining lease for oil and gas properties located in Southeast Texas.

Note 3 - Notes payable and long-term debt

                                                                           2005             2004
                                                                     --------------   --------------
      Promissory note due to an individual,  interest at prime
      plus 1.0% per annum,  principal and interest due January
      18, 2006 with a one year  maturity  extension  available
      for a fee of  $20,000,  secured  by  1/2  of the  future
      production,  if  any  received  by  the  company  on its
      retained onverriding royalty interest in its Republic of
      Pakistan  Yasin block and its  retained  interest in its
      Maco-Stewart,  Gillock  Field  Oil  and  Gas  leases  in
      Galveston County.

                                                                     $      292,000   $            0
                                                                     --------------   --------------

                   Total Notes Payable and Long-Term Debt                        --               --

                   Less Current Portion                                     292,000               --
                                                                     --------------   --------------
                   Long-Term Debt                                    $            0   $            0
                                                                     ==============   ==============

                                      F-13

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

Note 4 - Convertible debt

                                                                           2005             2004
                                                                     --------------   --------------
      Convertible   promissory   notes  due  to   individuals,
      interest  at prime plus 1.0% per annum,  principals  due
      from  December 31, 2005  through June 2006,  convertible
      into shares of common stock at $0.20 per share,  secured
      by 1/2 of the note future production, if any received by
      the company on its retained onverriding royalty interest
      in its Republic of Pakistan Yasin block and its retained
      interest in its Maco-Stewart,  Gillock Field Oil and Gas
      leases in Galveston County.

                                                                     $       25,000   $      375,000
                                                                     --------------   --------------
                   Total Convertible Debt                                         0          375,000

                   Less Current Portion                                      25,000               --
                                                                     --------------   --------------
                   Long-Term Debt                                     $           0   $      375,000
                                                                     ==============   ==============

Note 5 - Capital Lease Obligations

      The Company entered into a lease agreement  during the year ended June 30,
      2001  relating  to  office  equipment  which has been  accounted  for as a capital  lease.  The lease has a term of 36  months  with a total  monthly lease payment of $122.

      The following are the scheduled annual payments on the capital lease:

         Year Ending June 30,2005                                    $          709
                                                                     --------------
         Total minimum lease commitments                                        709
         Less: amount representing interest                                     (30)
                                                                     --------------
         Total capital lease obligations                                        679
         Less: current portion                                                 (679)
                                                                     --------------
         Total Long-Term Capital Lease Obligations                   $           --
                                                                     ==============

Note 6 - Convertible Voting Preferred Stock

      On September 22, 1994, the board of directors of the Company  approved the issuance of  2,074,521  shares of the  authorized  preferred  stock of the
      Company,  to be issued in a series, to be known as the "Convertible Voting
      Preferred  Stock,   $.025   Non-Cumulative   Dividend".   A  corresponding
      certificate  of  issuance  was filed with the State of Nevada.  Holders of these shares are  entitled to a  noncumulative,  preferential  dividend of
      $.025  per share  per  annum,  when  declared  by the board of  directors, payable  from the surplus,  net profits or assets of the  Company.  At any time after  September 30, 1999,  the board of directors of the Company may elect to redeem this  Convertible  Voting  Preferred Stock at a redemption price of $0.50 per share. Each share of this Convertible  Voting Preferred
      Stock shall be  convertible  into five  shares of the common  stock of the
      Company.

                                      F-14

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

Note 6 - Convertible Voting Preferred Stock (continued)

      Under the conversion  privileges of these shares,  the holder may elect to convert 20% of the Convertible  Voting  Preferred Stock prior to September
      30, 1995 and an additional 20% every year  thereafter  until September 30,
      1999.  The  right to  convert  shall  terminate  if not  exercised  before
      September  30, 1999.  At June 30, 2002,  the  remaining  41,499  preferred shares  are no longer  convertible.  The  Company  has the right to redeem these shares for $0.50 per share.  Each share of this  Convertible  Voting
      Preferred  Stock  shall  be  entitled  to  one  shareholder   vote.  These
      2,074,521,  shares were issued  pursuant to the acquisition by the Company
      of  Simmons  Oil  Company,  Inc.  and  its  subsidiaries.   One  share  of
      Convertible  Voting  Preferred  Stock was issued for every four  shares of common stock of Simmons Oil Company, Inc.

      As  described  in Note 1,  pursuant  to the  bankruptcy  proceedings,  the preferred stock was canceled.

Note 7 - Common Stock

      During  January  2004,  as  described  in Note 1,  the  Company  cancelled
      66,318,037  shares of  existing  common  stock and issued  18,898,518  new shares of common stock to creditors.

      During February 2004, the Company issued  1,500,000 shares of common stock at par value for an 18%  overriding  royalty  interest in the  Exploration
      License No. 2768-7 dated August 11, 2001 of the Yasin Exploration Block.

      During February 2004, the Company issued  3,000,000 shares of common stock for services valued at $100,000.

      During June 2004, the Company issued  1,300,000 shares of common stock for convertible debt of $200,000.

      During July 2004,  the Company  issued  250,000 shares of common stock for services valued at $25,000.

      During December 2004, the Company issued 76,520 shares of common stock for services valued at $25,000.

      During December 2004, the Company issued  1,932,482 shares of common stock for convertible debt of $375,000 and related accrued interest of $11,496.

      During March 2005,  the Company  issued  26,000 shares of common stock for services valued at $32,500.

      During March 2005,  the Company  issued  35,760  shares of common stock to creditors pursuant to the prior year's bankruptcy settlement.

      During May 2005,  the Company  issued  17,620  shares of common  stock for services valued at $18,500.

      During June 2005,  the Company  issued  102,684 shares of common stock for services valued at $63,000

                                      F-15

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

Note 8 - Common Stock Warrants

      The Company applies  Accounting  Principles Board ("APB") 25,  "Accounting
      for Stock Issued to Employees," and related  interpretations in accounting for all stock option plans. Under APB 25,  compensation cost is recognized
      for  stock   options  and   warrants   granted  to   employees   when  the
      option/warrant  price is less  than  the  market  price of the  underlying common stock on the date of grant.

      FASB Statement 123,  "Accounting for Stock-Based  Compensation" ("SFAS No.
      123") requires the Company to provide proforma  information  regarding net income and net income per share as if compensation costs for the Company's stock  option  plans  and  other  stock  awards  had  been  determined  in accordance  with the fair value based method  prescribed  in SFAS No. 123.
      The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes  option pricing model. The warrants granted for the year ended June 30, 2005 were based on the following assumptions:

            Dividend yield                0
            Expected Volatility         100%
            Risk free interest            4%
            Expected lives           5 years

      A summary of the status of the  Company's  stock  warrants  as of June 30,
      2005 and changes during the periods  January 30, 2004 to June 30, 2004 and
      July 1, 2003 to January 29, 2004.

                                                           Weighted      Weighted
                                                            Average       Average
                                               Stock       Exercise      Grant Date
                                              Warrants       Price       Fair Value
                                            ----------       --------    --------
            Outstanding, June 30, 2003       3,351,929       $   1.37    $   0.17
                  Granted                           --             --          --

                  Expired/Canceled          (3,351,929)         (1.37)      (0.17)
                  Exercised                         --             --          --
                                            ----------       --------    --------
            Outstanding, June 30, 2004              --             --          --
                                            ----------       --------    --------

               Granted                       1,000,000       $   0.75    $   0.50
                  Expired/Canceled                  --             --          --
                  Exercised                         --             --          --
                                            ----------       --------    --------
            Outstanding, June 30, 2005       1,000,000       $   0.75    $   0.50
                                            ----------       --------    --------

      As described in Note 1, all of the  outstanding  warrants  issued prior to the year ended June 30, 2004 were  cancelled  pursuant  to the  bankruptcy settlement.

      For  purposes of proforma  disclosures,  the  estimated  fair value of the warrants are included in expense over the vesting  period or expected life of the warrant.

                                                            Jan 30, 2004 to    July 1, 2003 to
                                            June 30, 2005    June 30, 2004      Jan 29, 2004
                                            -------------    -------------     ---------------
  Net loss as reported                      $  (706,670)      $  (264,708)  $      (663,681)

   Adjustment calculated in
      accordance with SFAS 123                 (500,000)               --                --
                                            -----------       -----------    --------------

  Proforma Net Loss                         $(1,206,670)      $  (264,708)  $      (663,681)
                                            -----------       -----------   ---------------

Net loss per common share as reported       $     (0.03)      $     (0.04)   $        (0.22)

    Proforma net loss per common share      $     (0.05)      $     (0.04)   $        (0.22)
                                            -----------       -----------    --------------

                                      F-16

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

Note 9 - Restatement

      The financial  statements  for the years ended June 30, 2005 and 2004 were restated to reflect the issues  identified  below.  Management  and the board of directors concluded these restatements were necessary to reflect these changes.

      On January 29, 2004,  the Company  emerged from Chapter 11 bankruptcy  and adopted the provisions for fresh start  reporting.  The  consolidated  financial statements  of  operations,  cash flows and equity have been restated to present the results for the reporting period prior to emerging from bankruptcy and after emerging from bankruptcy.

      At June 30,  2005 and 2004,  $31,382  of the  amount  included  in prepaid expenses  as an asset were  related  to the  unamortized  value of common  stock issued for payment of prepaid  services.  This amount has been reclassified from an asset to the stockholders' equity section of the balance sheet.

                                      F-17

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                      S.F.A.S. 69 Supplemental Disclosures
                                   (Unaudited)
                             June 30, 2005 and 2004

S.F.A.S. 69 SUPPLEMENTAL DISCLOSURES

          (1)   Capitalized Costs Relating to Oil and Gas Producing Activities

                                                                             June 30,
                                                                   --------------------------
                                                                      2005            2004
                                                                   ----------      ----------
          Proved oil and gas producing properties and related
            lease and well equipment                               $       --      $       --
          Accumulated depreciation and depletion                           --              --
                                                                   ----------      ----------

          Net Capitalized Costs                                    $       --      $       --
                                                                   ==========      ==========

          (2)   Costs Incurred in Oil and Gas Property Acquisition,
                Exploration, and Development Activities

                                                                      For the Years Ended
                                                                             June 30,
                                                                   --------------------------
                                                                        2005          2004
                                                                   ----------      ----------
          Acquisition of Properties
               Proved                                              $        -       $       -
               Unproved                                                     -               -
          Exploration Costs                                                 -               -
          Development Costs                                                 -               -

          The  Company  does  not have any  investments  accounted  for by the equity method.

          (3)   Results of Operations for Producing Activities

                                                                      For the Years Ended
                                                                             June 30,
                                                                   --------------------------
                                                                      2005            2004
                                                                   ----------      ----------
          Sales                                                    $        -       $       -
          Production costs                                                  -               -
          Depreciation and depletion                                        -               -
                                                                   ----------      ----------

          Results of operations for producing activities
           (excluding corporate overhead and interest costs)       $        -      $        -
                                                                   ==========      ==========

                                      F-18

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                      S.F.A.S. 69 Supplemental Disclosures
                                   (Unaudited)
                             June 30, 2005 and 2004

S.F.A.S. 69 SUPPLEMENTAL DISCLOSURES (Continued)

       (4)   Reserve Quantity Information

                                                             Oil         Gas
                                                             BBL         MCF
                                                          ---------   ---------
          Proved developed and undeveloped reserves:

          Balance, June 30, 2004                                 --           --
            10% of reserves sold during year                     --           --
            Change in estimates                                  --           --
            Production                                           --           --
                                                          ---------   ----------
          Balance, June 30, 2005                                 --           --
                                                          =========   ==========

          Proved developed reserves:
                                                             Oil         Gas
                                                             BBL         MCF
                                                          ---------   ---------

            Beginning of the year ended June 30, 2004            --           --
            End of the year ended June 30, 2005                  --           --

      During the year ended June 30,  2005,  the  Company  did not have  reserve studies and  estimates  prepared on the one remaining oil and gas property located in Southeast Texas. Therefore,  the balance of the proved reserves and underdeveloped reserves should be $0.

      (5)   Standardized Measure of Discounted Future Net Cash Flows Relating to
            Proved Oil and Gas Reserves

      The standardized  measure of discounted  future net cash flows is computed by applying  year-end prices of oil and gas (with  consideration  of price changes only to the extent  provided by contractual  arrangements)  to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and  producing  the proved  reserves,  less  estimated  future  income tax expenses (based on year-end  statutory tax rates,  with  consideration  of future tax rates  already  legislated)  to be  incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing  economic  conditions.  The estimated  future net cash  flows  are  then  discounted  using a rate of 10  percent  a year to reflect the estimated timing of the future cash flows.

                                      F-19

                THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES
                      S.F.A.S. 69 Supplemental Disclosures
                                   (Unaudited)
                             June 30, 2005 and 2004

S.F.A.S. 69 SUPPLEMENTAL DISCLOSURES (Continued)

      (5)   Standardized Measure of Discounted Future Net Cash Flows Relating to
            Proved Oil and Gas Reserves (Continued)

                                At June 30, 2005

                                                                      The American
                                                                      Energy Group
                                                                        Ltd. and
                                                                      Subsidiaries
                                                                     -------------
      Future cash inflows                                            $          --
      Future production and development costs                                   --
                                                                     -------------
      Future net inflows before income taxes                                    --
      Future income tax expense                                                 --
                                                                     -------------
      Future net cash flows                                                     --
      10% interest held by related company                                      --
      10% annual discount for estimated timing of cash flows                    --
                                                                     -------------

      Standardized measure of discounted future net cash flows       $          --
                                                                     =============

      The above schedules relating to proved oil and gas reserves,  standardized
      measure  of   discounted   future  net  cash  flows  and  changes  in  the
      standardized  measure  of  discounted  future  net cash  flows  have their foundation  in  engineering  estimates  of future  net  revenues  that are derived from proved  reserves and with the  assumption of current  pricing and  current  costs  of  production  for oil and gas  produces  in  future periods.

      Subsequent  development  and  production  of the  Company's  reserves will necessitate  revising  the present  estimates.  In  addition,  information provided in the above schedules does not provide definitive information as the  results  of any  particular  year  but,  rather,  helps  explain  and demonstrate  the impact of major  factors  affecting the Company's oil and gas producing activities.  Therefore, the Company suggests that all of the aforementioned factors concerning assumptions and concepts should be taken into consideration when reviewing and analyzing this information.

      Since the Company did not complete a reserve  study at June 30, 2005,  the standardized measure of discounted future net cash flows is $0.

                                      F-20

                        The American Energy Group, Ltd.
                                and Subsidiaries
                             Consolidated Financial
                Statements for the Period Ending March 31, 2006

Consolidated Balance Sheets                                            Page F-22

Consolidated Statements of Operations                                  Page F-23

Consolidated Statements of Cash Flows                                  Page F-24

Notes to the Consolidated Statements                                   Page F-25

                                      F-21

  THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

                                                          MARCH 31, 2006    JUNE 30, 2005
                                                           (UNAUDITED)        (AUDITED)
                                                           -----------       -----------
ASSETS
CURRENT ASSETS
        Cash                                               $    38,149       $       227

        Prepaid expenses                                        16,000            60,178
                                                           -----------       -----------
        Total Current Assets
                                                                54,149            60,405
                                                           -----------       -----------

PROPERTY AND EQUIPMENT

        Office equipment                                         3,286             3,286

        Accumulated deprecation                                   (739)             (246)
                                                           -----------       -----------
        Total Property and Equipment
                                                                 2,547             3,040
                                                           -----------       -----------
TOTAL ASSETS
                                                           $    56,696       $    63,445
                                                           ===========       ===========

LIABILITIES AND SHAREHOLDERS EQUITY
CURRENT LIABILITIES

                                                           $    37,034       $    17,632
        Accounts payable

        Accrued liabilities                                    106,931            35,209

        Convertible debt                                            --            25,000

        Current portion of long term debt                      292,000           292,000
                                                           -----------       -----------
        Total Current Liabilities
                                                               435,965           369,841
                                                           -----------       -----------

LIABILITIES SUBJECT TO COMPROMISE

        Prepetition trade accounts payable                     238,588           238,588

        Prepetition accrued liabilities                         45,500            45,500

        Current portion of capital lease obligations               679               679
                                                           -----------       -----------
        Total Liabilities Subject to Compromise
                                                               284,767           284,767
                                                           -----------       -----------

        Total Liabilities                                      720,732           654,608
                                                           -----------       -----------

SHAREHOLDERS' EQUITY

        Common stock, par value $.001
        per share, authorized: 80,000,000
        shares, issued and outstanding:
        At June 30, 2005:  27,139,584 shares

        At March 31, 2006:  27,521,413 shares                   27,521            27,140

        Expenses prepaid with common stock                     (31,382)               --
        Capital in excess of par value                       2,552,925         1,860,545

        Accumulated deficit                                 (3,244,482)       (2,447,466)
                                                           -----------       -----------
        Net Shareholders' Equity                              (664,036)         (591,163)
                                                           -----------       -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $    56,696       $    63,445
                                                           ===========       ===========

                                      F-22

  THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF
                                   OPERATIONS

                                               THREE MONTHS ENDED                 NINE MONTHS ENDED
                                          ---------------------------         ---------------------------
                                           MAR. 31,          MAR. 31,          MAR. 31,          MAR. 31,
                                             2006              2005              2006              2005
                                         (UNAUDITED)       (UNAUDITED)       (UNAUDITED)        (UNAUDITED)
                                          ---------         ---------         ---------         ---------
REVENUES                                  $      --         $      --         $      --         $      --

OTHER EXPENSES

Legal and professional fees                 202,683            18,812           313,484            60,247

Administrative salaries                      93,000            92,760           279,000           272,760

Depreciation expense                            164                82               492                82

Office overhead expense                       5,058             5,011            14,994            22,713

General and administrative expense           31,934            14,476           171,625            47,843
                                          ---------         ---------         ---------         ---------
   Total Other Expenses                     332,839           131,141           779,595           403,645
                                          ---------         ---------         ---------         ---------

NET OPERATING PROFIT (LOSS)                (332,839)         (131,141)         (779,595)         (403,645)
                                          ---------         ---------         ---------         ---------

OTHER INCOME (EXPENSE)

Interest expense                             (6,064)           (1,441)          (17,422)           (7,456)
                                          ---------         ---------         ---------         ---------
   Net Other Income (Expenses)               (6,064)            1,441)          (17,422)           (7,456)
                                          ---------         ---------         ---------         ---------

NET INCOME (LOSS) BEFORE TAX               (338,903)         (132,582)         (797,017)         (411,101)

Federal Income Tax                               --                --                --                --
                                          ---------         ---------         ---------         ---------

NET INCOME (LOSS) FOR PERIOD              $(338,903)        $(132,582)        $(797,017)        $(411,101)
                                          =========         =========         =========         =========

EARNINGS (LOSS) PER SHARE                 $   (0.01)        $   (0.01)        $   (0.03)        $   (0.01)
                                          =========         =========         =========         =========

                                      F-23

         THE AMERICAN ENERGY GROUP, LTD. AND SUBSIDIARIES CONSOLIDATED
                            STATEMENTS OF CASH FLOWS

                                                     Nine months       Nine months
                                                        ended             ended
                                                      March 31,         March 31,
                                                        2006              2005
                                                     (Unaudited)       (Unaudited)
                                                     ---------         ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                    $(797,017)        $(411,101)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Common stock issued for services rendered            214,450            30,788

  Common stock issued for accrued expenses                  --            11,496

  Common stock issued for prepaid services                  --            26,712
  Depreciation and amortization                            492                82

  Additional expense for warrants                       88,714                --
Changes in operating assets and liabilities:

  (Increase) decrease in other current assets               --           (56,712)
  (Increase) decrease in prepaid expenses               75,560                --
  Increase (decrease) in accounts payable               19,402           (12,500)
  Increase (decrease) in accrued expenses and
    other current liabilities                           86,321           (15,080)
                                                     ---------         ---------

     Cash Provided by (Used in) Operating
Activities                                            (312,078)         (426,315)
                                                     ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash payments for the purchase of equipment               --            (3,286)
                                                     ---------         ---------

     Cash (Used in) Investing Activities                    --            (3,286)
                                                     ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of warrants               105,000                --

  Proceeds from notes payable                               --           220,000
  Cash received for stock issued                       245,000                --
                                                     ---------         ---------

     Cash Provided By (Used in) Financing
Activities                                             350,000           220,000
                                                     ---------         ---------

NET INCREASE (DECREASE) IN CASH                         37,922          (209,601)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD              227           257,899
                                                     ---------         ---------

CASH AND CASH EQUIVALENTS END OF PERIOD                 38,149         $  48,298
                                                     =========         =========

CASH PAID FOR:

    Interest                                         $      --         $      --

    Taxes                                            $      --         $      --

NON-CASH FINANCING ACTIVITIES
    Common Stock Issued for Accrued
Expenses                                             $  14,597         $      --

                                      F-24

                 Notes to the Consolidated Financial Statements
                                 March 31, 2006

GENERAL
-------

The American Energy Group,  Ltd. and  Subsidiaries  (the Company) has elected to omit  substantially  all  footnotes to the  financial  statements  for the three months and nine  months  ended  March 31, 2006 since there have been no material changes (other than indicated in other footnotes) to the information  previously reported by the Company in their Annual  Report filed on the Form 10-KSB for the year ended June 30, 2005.

WARRANTS
--------

During the quarter ended September 30, 2005, the Company issued 260,000 warrants in exchange for $130,000.  The warrants provide that up to 160,000 shares may be purchased at $1.50 per share and up to 100,000  shares may be purchased at $1.75 per share during the three year period ending  September  30, 2008.  The Company estimates  the  fair  value of each  stock  award  at  grant  date by using  the
Black-Scholes  option  pricing  model.  The warrants  granted during the quarter ended September 30, 2005 were based on the following assumptions.

Dividend yield             0
Expected volatility        100%
Risk free interest         3.90%
Expected lives             3 years

As a result of the 260,000  warrants  issued during the quarter ended  September
30, 2005, the Company  incurred  $88,714 of expense which is included in general and administrative expenses in the consolidated statement of operations.

COMMON STOCK
------------

During the quarter ended December 31, 2005, the Company issued 122,222 shares of its common  stock for cash  contributions  in the amount of  $110,000,  or $0.90 share. In addition,  the Company completed a private placement of 100,000 shares at a price of $1.35 per share.  As of December  31, 2005,  the Company  received
$27,000 as a result of this  placement.  The balance of the proceeds  related to this  placement,  or $108,000,  has been reported as a reduction  from equity as subscriptions receivable as of December 31, 2005.

In addition, the Company issued 22,500 shares of its common stock during the quarter ended December 31, 2005 in exchange for debt and issued an additional
75,000 of its common stock in exchange for services which will be provided to the Company over a four month period.

During the quarter ended March 31, 2006, the Company issued 62,107 shares of its common stock in exchange for legal and professional services provided to the
Company.

SUBSEQUENT EVENTS
-----------------

Subsequent to the quarter ended March 31, 2006, the Company consummated the sale of  $2,900,000  of its common stock to  institutional  investors in a $3,950,000 private offering. These shares were sold at $1.70 per share resulting in a total issuance of 1,705,882 shares.

RESTATEMENT
-----------

The financial  statements  for the quarter ended March 31, 2006 were restated to reflect the issues  identified  below..  Management  and the board of  directors concluded these restatements were necessary to reflect these changes.

At June 30, 2005, $31,382 of the amount included in prepaid expenses as an asset were  related to the  unamortized  value of common  stock  issued for payment of prepaid  services.  This  amount  has  been  reclassified  from an  asset to the stockholders' equity section of the balance sheet.

Certain language in the certification statements has been modified to conform to regulations.

UNAUDITED INFORMATION
---------------------

The  information  furnished  herein was taken from the books and  records of the
Company without audit.  However, such information reflects all adjustments which are, in the opinion of management,  necessary to properly reflect the results of the interim  period  presented.  The  information  presented is not  necessarily indicative of the results from operations expected for the full fiscal year.

                                      F-25

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our Bylaws. Unless specifically limited by a corporation's articles of incorporation, the NRS automatically provides directors with immunity from monetary liabilities.

The Articles of Incorporation provide that we will indemnify our officers, directors, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by that person as a result of that connection to us. This right of indemnification under the Articles is a contract right which may be enforced in any manner by such person and extends for such persons benefit to all actions undertaken on our behalf.

Our Bylaws provide that we will indemnify our directors and officers; provided, however, that we may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law or (iv) such indemnification is required to be made pursuant to the Bylaws.

Our Bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Company, or is or was serving at our request as a director or executive officer of another Company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our Bylaws or otherwise.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

Securities and Exchange Commission Registration Fee		$973.43
Printing and Engraving Expenses	$	(*)
Accounting Fees and Expenses	$	(*)
Legal Fees and Expenses	$	(*)
Blue Sky Qualification Fees and Expenses	$	(*)
Miscellaneous	$	(*)

TOTAL	$

(*) To be updated by amendment.

Item 26. Recent Sales of Unregistered Securities.

Set forth below is information regarding the issuance and sales of our securities without registration during the last three years. Except as otherwise noted, all sales below were made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Act") and no such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. No advertising or general solicitation was employed in offering the securities. In each instance, the offerings and sales were made to a limited number of persons, who were either (i) accredited investors, (ii) business associates of the Company (iii) employees of the Company, or (iv) executive officers or directors of the Company. In addition, the transfer of such securities was restricted by the Company in accordance with the requirements of the Act. Furthermore, all of the above-referenced persons were provided with access to our filings with the Securities and Exchange Commission.

1.
In June, 2006, we completed the sale of 2,323,529 shares of restricted common stock and 1,161,766 warrants to a group of institutional investors for the aggregate sum of $3.95 million. The purchase price for the common stock was $1.70 per share. The warrants issued to the investors have a five-year term and provide for an exercise price of $1.70 per share. The warrants may be redeemed at our option if the closing bid price for our common stock equals or exceeds $2.50 per share for twenty consecutive trading days after registration of the underlying common stock for resale. We paid total commissions to the placement agent equal to $237,000 plus 445,560 warrants to purchase common stock which have the same exercise and redemption terms as those warrants issued to the institutional investors.

2.
During the quarter ended March 31, 2006, we completed the private sale of 100,000 shares of our restricted common stock resulting in gross proceeds of $135,000, which was be used for general corporate purposes.

3.
During the quarter ended June 30, 2005, we issued 250,000 shares of restricted common stock to Brian Perry for website consulting services performed during 2004 and 2005. At the time of his consulting agreement, the stock had no trading value.

4.
In April 2005, each of Pierce Onthank and Iftikhar Zahid were issued 1,000,000 warrants to purchase shares of common stock. The warrants are exercisable during the five year period ending April 12, 2010 and contain cashless exercise provisions. One half of the warrants were exercisable upon issuance on April 12, 2005, at an exercise price of $0.75. On October 13, 2005, 250,000 warrants became exercisable at $1.00 per share, and on January 12, 2006, 250,000 warrants became exercisable at $1.50 per share.

5.
During the quarter ending March 31, 2005, we issued 35,760 shares of restricted common stock to B.W. Fishing Tools, Inc. ("BWFT"), an original creditor in our prior bankruptcy proceedings. In those proceedings, each creditor was issued stock for its debt on a three shares for one dollar of debt basis pursuant to the Second Amended Plan of Reorganization. In the case of BWFT, its stock issuance was inadvertently omitted and the issuance of the 35,760 shares corrects the omission.

6.	In May 2005, we obtained a $25,000 loan from a private party which was due and payable December 31, 2005. In August 2005, this loan was converted into 50,000 warrants at an exercise price of $1.75.

7.
In January 2005, we obtained a loan facility from a private party for $300,000 with a maturity of one year, with the right to extend the maturity for an additional year by the payment of an extension fee of $20,000. The extension fee was paid in April 2006 by the issuance of 10,582 shares of our restricted common stock. As of June 30, 2006, this loan was paid in full.

8.	Pursuant to the Second Amended Plan of Reorganization, during early 2004, we privately sold convertible debt securities totaling $575,000, all of which has been converted to common stock.

Item 27. Exhibits.

The following is a list of exhibits filed as part of this registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated herein by reference. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Exhibit
Number	Description

3.1	Articles of Incorporation of The American Energy Group, Ltd. (including all amendments)
3.2	Bylaws of The American Energy Group, Ltd.
4.1	Securities Purchase Agreement (Form Of)
4.2	Registration Rights Agreement (Form Of)
4.3	Warrant Agreement (Form Of)
5.1	Legal Opinion of James Hughes *
10.1	Stock Purchase Agreement between The American Energy Group, Ltd., Hycarbex American Energy, Inc. and Hydro Tur Ltd. dated November 9, 2003
10.2	Amendment to Stock Purchase Agreement between The American Energy Group, Ltd., Hycarbex American Energy, Inc. and Hydro Tur (Energy) Ltd. dated February 16, 2004
10.3	License and Concession Agreement for Yasin Concession
10.4	Compromise Settlement Agreement between Smith Energy 1986A Partnership, Howard A. Smith and The American Energy Group, Ltd. dated April 17, 2006
10.5	Cross-Assignment and Stipulation of Interest dated April 17, 2006
10.6	Assignment of Limited Partnership Interest dated April 17, 2006
21.1	List of Subsidiaries
23.1	Consent of Chisolm, Bierwolf & Nilson, Independent Auditors
99.1	Bankruptcy Plan
99.2	Lease Agreement

Footnotes to Exhibits:

* To be filed by Amendment.

Item 28. Undertakings.

(1) The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(2)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of August, 2006.

THE AMERICAN ENERGY GROUP, LTD.

By /s/ Pierce Onthank
Pierce Onthank
President, Chief Executive Officer and
Chief Financial Officer

POWER OF ATTORNEY

The American Energy Group, Ltd. and each of the undersigned do hereby appoint Pierce Onthank its or his true and lawful attorney to execute on behalf of The American Energy Group, Ltd. and the undersigned any and all amendments to this Registration Statement on Form SB-2 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; each of such persons shall have the power to act hereunder with or without the other.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

By /s/ Pierce Onthank	Director, President, Chief Executive Officer,	August 3, 2006
Pierce Onthank	Chief Financial Officer, and Principal
Accounting Officer

By /s/ Dr. Iftihhar Zahid	Director	August 3, 2006
Dr. Iftihhar Zahid

By /s/ Karl Welser	Director	August 3, 2006
Karl Welser